UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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SWITCH, INC.

(Name of Registrant as Specified In Its Charter)

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7135 S. Decatur Boulevard

Las Vegas, Nevada 89118

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Switch, Inc.:

NOTICE IS HEREBY GIVEN that the 2021 annual meeting of stockholders (the “Annual Meeting”) of Switch, Inc., a Nevada corporation, will be held on Friday, June 11, 2021, at 11:00 a.m., Pacific Time, at The Citadel Campus, 1 Superloop Circle, McCarran, Nevada 89434, for the following purposes:

1.

To elect the eight director nominees identified in the accompanying proxy statement. The eight nominees are Rob Roy, Angela Archon, Liane Pelletier, Zareh Sarrafian, Kim Sheehy, Donald D. Snyder, Tom Thomas and Bryan Wolf;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021;

3.	To vote on an advisory (non-binding) proposal to approve the compensation of the named executive officers; and

4.	To conduct any other business properly brought before the meeting.

We know of no other matters to come before the Annual Meeting. Only stockholders of record of our Class A common stock, Class B common stock and Class C common stock at the close of business on April 14, 2021, are entitled to notice of and to vote at the Annual Meeting or at any postponements or adjournments thereof.

We currently intend to hold the Annual Meeting in person. However, we are actively monitoring the coronavirus (“COVID-19”) pandemic, and are sensitive to the public health and travel concerns that our stockholders may have, as well as protocols that federal, state, and local governments may impose. If it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include changing the time, date or location of the Annual Meeting or switching to a virtual meeting format. Any such change will be announced via press release and the filing of additional proxy materials with the Securities and Exchange Commission.

Regardless of the number of shares of common stock you hold, as a stockholder your role is very important and the Board of Directors strongly encourages you to exercise your right to vote.

By order of the Board of Directors

Thomas Morton
President, Chief Legal Officer and Secretary

PROXY STATEMENT

COMPANY OVERVIEW

Switch, Inc., a Nevada corporation (“Switch,” the “Company,” “we,” “us” or “our”), is a global leader in exascale data center ecosystems, edge data center designs, cooperative telecommunications purchasing solutions and next-generation data center technology innovation. Switch Founder and Chief Executive Officer (“CEO”) Rob Roy has developed more than 500 issued and pending patent claims covering data center designs that have manifested into the Company’s world-renowned data centers and technology solutions.

We innovate to sustainably progress the digital foundation of the connected world with a focus on enterprise-class and emerging hybrid cloud solutions. Our advanced data centers reside at the center of our platform and provide power densities that exceed industry averages with efficient cooling, while being powered by 100% renewable energy. Two of our data centers are the only carrier-neutral colocation facilities in the world to be certified Tier IV Design, Tier IV Facility and Tier IV Gold in Operational Excellence. While these certifications were among the highest classifications available in the industry at the time, we are building our current facilities to our proprietary Class 5™ Platinum standards, which exceed and are more comprehensive than Tier IV standards. Our platform has powerful network effects and nurtures a rich technology ecosystem that benefits its participants. We further enhance these benefits as we innovate and expand our ecosystem platform. We currently have more than 950 customers, including some of the world’s largest technology and digital media companies, cloud, IT and software providers and financial institutions as well as network and telecommunications providers.

During 2020, we operated four campus locations, called Primes. Our Primes consist of The Core Campus in Las Vegas, Nevada; The Citadel Campus near Reno, Nevada; The Pyramid Campus in Grand Rapids, Michigan; and The Keep Campus in Atlanta, Georgia. In the aggregate, these facilities have up to 4.7 million gross square feet of space and up to 490 megawatts (“MW”) of available power. Additional data centers are currently under development at three of our Primes. Our Primes are strategically located in geographies that combine favorable tax policies for customers deploying computing infrastructure, favorable pricing for green energy, and a reduced risk of natural disaster. As a result, customers in major metropolitan markets can access our advanced colocation facilities while reducing exposure to the higher taxes, higher cost of power and higher risk of natural disaster that might be prevalent in other markets. They also provide low latency connectivity to major metropolitan markets to which our customers may seek to interconnect.

2020 Performance

Our business delivered strong performance during 2020, highlighted by the following:

2020 Financial Performance:

•	Total revenue increased 10.7% to $511.5 million from $462.3 million in 2019

•	Net income increased 21.7% to $38.4 million from $31.5 million in 2019

•	Net income attributable to Switch, Inc. increased 74.3% to $15.5 million from $8.9 million in 2019

•	Income from operations increased 24.0% to $95.4 million from $76.9 million in 2019

•	Adjusted EBITDA(1) increased 16.1% to $268.3 million from $231.1 million in 2019

•	Quarterly dividends increased to $0.05 per share during the second half of 2020 from $0.029

2020 Operational Highlights:

•	Signed total contract value of $501 million, including a record $76 million of incremental annualized recurring revenue, compared to $60 million in the prior year

•	Ended 2020 with a record recurring revenue backlog of over $50 million

•	Achieved an Adjusted EBITDA margin(2) of 52.5%, compared to 50.0% in 2019, representing 250 basis points of margin expansion

•	Successfully launched our fourth Prime, The Keep Campus in Atlanta, Georgia, where the ATLANTA 1 data center was over 70% contractually committed to customers within eight months of opening

•	Broke ground on the second and third data centers in The Citadel Campus and the next two data centers in The Keep Campus to accommodate future demand

(1)	Adjusted EBITDA is a non-GAAP measure. For a reconciliation of net income to Adjusted EBITDA, see Appendix A.
(2)	Adjusted EBITDA margin is a non-GAAP measure. We define Adjusted EBITDA margin as Adjusted EBITDA divided by revenue.

Environmental, Social and Governance Program Highlights

Our culture is grounded in the philosophy of doing the right thing. Innovation, detail and excellence drives everything from the interior architecture of our environments to our delivery of 100% uptime. We do it all with dedication to providing world-renowned facilities, superior service for our customers, the best working experience in the industry, true technology leadership and deep caring for the communities where we operate and the planet where we live. Our logo mark was designed to put the power of karma at the center of our company. We believe that if you put good energy out, you will receive good energy in return.

Environmental. Sustainability is central to our business philosophy and is the guiding principle to our data center designs. Recent sustainability highlights include:

•

100% Renewable Energy and Zero Scope 2 Emissions. One of our opportunities to impact global climate change is reducing the greenhouse gas emissions associated with the electricity used by customers within our data centers. Our primary focus in reducing greenhouse gas emissions at our facilities is to ensure each of our data centers continues to be powered by 100% renewable energy. Since January 2016, our data centers in all Prime campus locations have run on 100% renewable energy, resulting in Zero scope 2 emissions (electricity consumption) for ourselves and our customers.

•

Supporting Solar. In 2019, we partnered with Capital Dynamics in the construction of Gigawatt 1, the single largest solar project portfolio in the United States. We have secured long-term power purchase and sale agreements under a solar project part of Gigawatt 1 with 180 MW of nameplate capacity and a 90 MW energy storage facility, which are expected to commence during 2022. At full development, the project will provide 1 Gigawatt of solar power and over 800 MWhs of battery storage. This is the equivalent of removing the carbon from approximately 250,000 cars off the road and eliminating over 1.3 million carbon tons of emissions from the environment. This will generate enough clean energy to power over 200,000 homes.

•

High Scores and Rankings. We were the only colocation data center provider to be named in the most recent Solar Means Business Report (2019) as one of the top 10 industry-leading global technology companies for our investment in solar energy. Also, we saw continued positive momentum in our Environmental, Social and Governance performance with recent rating upgrades from MSCI and Sustainalytics.

•

ENERGY STAR Certifications. In 2021, we were awarded an ENERGY STAR certification for each of our LAS VEGAS 8, LAS VEGAS 9 and LAS VEGAS 10 facilities at The Core Campus, signifying that our data centers perform in the top tier of facilities nationwide for energy efficiency. This will require recertification annually, and we are in the process of certifying our other facilities.

•

Water Conservation. We also recognize water as an important resource that requires preservation. We have implemented a proprietary water processing technology that allows us to reuse our water while eliminating chemicals from our cooling systems. Additionally, in 2021, we commenced the development of a 4,000 acre-foot effluent water pipeline in Northern Nevada, enabling The Citadel Campus to run on 100% recycled/effluent water.

For additional details, see https://www.switch.com/esg.

Social. As we build more data centers to respond to the rapid growth of the Internet, we work to ensure that our team members and surrounding communities also benefit. Our efforts include:

•

Employee Programs and Training. We know that our continued success depends on the sustained contributions of bright, energetic, talented people who share our mission-critical mindset. Our recruitment and hiring efforts result in a diverse workforce mirroring the communities in which we have operations. We provide our team members comprehensive technical, safety, and professional development training. Through our Switch University, we have pioneered strategic partnerships with community colleges to develop a work force that is prepared for the careers that run the Internet of Everything in our data centers.

•

Human and Workforce Rights. We recognize the importance of human rights, diversity and offering a workplace free of unlawful discrimination, harassment and retaliation. Our expectation is that all customers, employees, agents and business partners will be treated with respect and dignity, and that our interactions with others will be free from abuse, discrimination and corruption. We do not tolerate forced or child labor, human trafficking, or slavery in any form, and are committed to the protection of minority groups and women’s rights. We are also dedicated to working with partners and service providers who share these fundamental values and demonstrate their own commitment to promoting individual human rights. We require our partners and service providers to fully comply with all applicable labor, health and safety, anti-discrimination, anti-retaliation and other workplace laws, including those addressing equal pay, child labor, forced labor, slavery and human trafficking, and wage and hour laws.

•

Diversity, Equity and Inclusion. We embrace and encourage our employees’ differentiated insights, including those enriched by gender, gender expression, age, race, religion, color, ethnicity, disability, family or marital status, national origin, physical or mental ability, political affiliation, sexual orientation, socio-economic status, veteran status, and all other characteristics that make our employees unique. We believe our workforce is richly diverse in its total composition at all levels and outpaces our industry in the number of women executives. Thirty-eight percent (38%) of our senior management are women, and women hold high-level technical positions throughout our company, including chief responsibility for construction, information and solutions architecture, branding and customer operations. Veterans provide another critical backbone of our workforce and make up approximately eighty percent (80%) of our security staff and twenty-seven percent (27%) of our total employee base. We have established a Diversity Council to oversee ongoing initiatives that promote these values and raise awareness of the value of a diverse workforce.

•

Supporting Our Community. We believe that combining education, technology and the arts creates a powerful platform for the future of our country and its market competitiveness. We have collaborated with universities to bring about improvements in research through our donations of supercomputers and connectivity to help accelerate their standing in the critical world of higher education research. We are also passionate about funding programs that build school gardens to connect youth to science through hands-on experiential learning. We bring financial commitment and thought leadership to preparing the next generation of whole-mind thinkers through an unwavering commitment to interdisciplinary Science, Technology, Engineering, the Arts and Mathematics (STEAM) education programs in Nevada, Michigan, Georgia and expect to do the same in any other states where we may operate in the future. We proudly support First Robotics winning teams in Nevada and Michigan, the STEAM Education Village at Art Prize in Grand Rapids, the Nevada Museum of the Arts STEAM School, and The Smith Center for Performing Arts STEAM Programs.

For additional details, see https://www.switch.com/esg.

Governance. As discussed below, we maintain an ongoing, proactive outreach effort with our stockholders in a variety of ways, and the feedback received is communicated to management and the Board of Directors (the “Board”). Based on feedback received during our engagement efforts, we made the following corporate governance updates over the last two years:

August 2019	✓	Adopted Director Stock Ownership Guidelines

November 2019	✓	Rob Roy converted all of the Class C stock that entitled Mr. Roy to ten votes per share to Class B stock that entitled him to one vote per share, resulting in all stockholders being entitled to one vote per share

	✓	Enhanced the Audit Committee’s oversight of the internal audit function

March 2020	✓	Refreshed the Board committees, resulting in 100% independent committees

	✓	Appointed two females from our management team as executive officers

May 2020	✓	Launched our Environmental, Social and Governance website and published our inaugural report

June 2020	✓	Elected to provide for annual Say-on-Pay, consistent with the stockholder vote at our 2020 annual meeting of stockholders

November 2020	✓	Adopted Director Diversity Policy

	✓	Expanded the Board from six to eight, resulting in 75% of the Board being independent

	✓	Added two female independent directors, resulting in a total of three women on our Board or 38% of the membership

	✓	Enhanced the Nominating and Corporate Governance Committee’s function to include oversight and guidance to management concerning enterprise risk management, information technology system controls and environment, social and governance program

February 2021	✓	Adopted Stockholder Proxy Access Right reflecting market standard terms

March 2021	✓	Adopted Simultaneous Service on Other Public Company Boards Policy

	✓	Enhanced our Board Refreshment and Annual Self-Evaluation Guidelines

	✓	Adopted Majority Voting Resignation Policy for uncontested elections

	✓	Adopted Executive Stock Ownership Guidelines

	✓	Adopted Clawback Policy

	✓	Implemented the use of performance-vesting restricted stock unit awards for our named executive officers (which reflect approximately 50% of their annual equity grant value and vest at the end of three years based on the Company’s total stock return relative to the Russell 3000 Index) to further promote long-term stockholder value creation

For additional details, see “Corporate Governance” below. We understand the importance of assessing our corporate governance practices regularly and will continue to review and consider changes as appropriate.

Stockholder Engagement

Switch maintains a proactive approach to stockholder engagement though a variety of communication methods. Switch’s executive management and investor relations team communicate regularly with existing stockholders, prospective investors, sell-side analysts, and members of the financial media regarding Switch’s financial performance, operating activities, and strategic business initiatives. These communications involve a combination of activities, including conference calls, onsite or virtual data center tours, onsite or virtual investor meetings, sell-side sponsored investor conferences, and non-deal roadshows.

During 2020, Switch participated in 17 investor conferences and two non-deal roadshows, resulting in 237 unique interactions with a wide variety of stockholders, prospective investors, and industry analysts. This represented a 51% increase in investor engagement compared to the prior year, in large part due to our proactive marketing efforts and increased dedication by our executive team to this topic. In recognition of these efforts, the Switch investor relations team was nominated as a finalist for two categories at the 2021 IR Magazine Awards: “Best in Sector — Communications” and “Most Progress in IR.”

Our highly active engagement efforts have continued in 2021, as we have participated in four industry conferences, two non-deal roadshows, and one virtual data center tour as of March 31, 2021. We believe these investor outreach initiatives are a vital component of our overall business strategy, helping to enhance the market’s knowledge of our brand and improving our access to debt and equity capital markets over the long term.

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the Board of Switch for use at our 2021 annual meeting of stockholders (the “Annual Meeting”) to be held on Friday, June 11, 2021, 11:00 a.m. Pacific Time, at The Citadel Campus located at 1 Superloop Circle, McCarran, Nevada 89434, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our stockholders of record, and paper copies of the proxy materials to certain other stockholders of record. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. You can find instructions on how to request a printed copy by mail or electronically on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or around April 30, 2021, we intend to make this proxy statement available on the Internet and to commence mailing of the Notice to all stockholders entitled to vote at the Annual Meeting.

Availability of Proxy Materials for the Annual Meeting

Our proxy materials, including this proxy statement and our annual report for the fiscal year ended December 31, 2020, are available online at https://www.proxydocs.com/SWCH. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote, Outstanding Shares

Record holders of outstanding shares of our Class A common stock and Class B common stock as of the close of business on April 14, 2021, the record date for the Annual Meeting (the “Record Date”), are entitled to vote at the Annual Meeting on all matters to be voted upon. As of the Record Date, there were 129,101,921 shares of our Class A common stock and 112,361,180 shares of our Class B common stock outstanding. On each matter presented to our stockholders for vote at the Annual Meeting, the holders of our outstanding Class A common stock and Class B common stock are entitled to one vote per share held as of the Record Date, voting together.

On November 8, 2019 (the “Conversion Date”), at the request of our Board, Rob Roy and his affiliated entities, which comprised all holders of Class C common stock, converted each share of Class C common stock held by them into one share of Class B common stock pursuant to our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”). Following the Conversion Date, each share of Class C common stock entitles the holder to one vote instead of ten votes per share on all matters on which holders of Class A common stock and Class B common stock are entitled to vote. As a result of the conversion, there were no shares of Class C common stock outstanding as of the Record Date.

The current owners of common membership interests of Switch, Ltd. (“Common Units”) hold shares of Class B common stock on a one-for-one basis for each Common Unit held. The shares of Class B common stock (i) confer only voting rights and do not confer any incidents of economic ownership to the holders thereof and (ii) are forfeited and cancelled, on a one-for-one basis, without consideration, upon the redemption of the Common Units for shares of Class A common stock, or cash, at our election. The number of shares of Class B common stock held by a Member is always equal to the number of Common Units held by that Member. The exchange of Common Units and concurrent forfeiture of shares of the Class B common stock are governed by the

Articles of Incorporation and Switch, Ltd.’s Fifth Amended and Restated Operating Agreement (the “Switch Operating Agreement”), which is discussed in more detail in the “Relationships and Related Party Transactions” section of this proxy statement. Only Founder Members and Non-Founder Members and their permitted transferees may hold shares of Class B common stock. “Founder Members” refer to Rob Roy, our Founder, Chairman and Chief Executive Officer, and an affiliated entity of Mr. Roy. “Non-Founder Members” are those who hold Common Units and shares of Class B common stock. “Members” refers to the Founder Members and Non-Founder Members.

Voting of Shares

You may vote by attending the Annual Meeting and voting in person, or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and (2) for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card.

If you hold your shares of common stock in “street name,” which means your shares are held of record by a broker, bank or nominee, you will receive a Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.

If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as described below.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted as follows: “FOR” each of the eight nominees for director named in the proxy statement, “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm and “FOR” the advisory proposal on executive compensation. The proxy gives each of Rob Roy, Thomas Morton and Gabe Nacht discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	delivering to our Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Switch, Inc.

7135 S. Decatur Blvd.

Las Vegas, NV 89118

Attention: Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in “street name.”

Voting in Person, Attendance at the Annual Meeting

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the record holder of the shares, which is the broker, bank or other nominee, authorizing you to vote at the Annual Meeting.

Stockholders who wish to attend the Annual Meeting will be required to present verification of ownership of our common stock, such as a bank or brokerage firm account statement, and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

We currently intend to hold the Annual Meeting in person. However, we are actively monitoring the coronavirus, or COVID-19, and are sensitive to the public health and travel concerns that our stockholders may have, as well as protocols that federal, state, and local governments may impose. If it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include changing the time, date or location of the Annual Meeting or switching to a virtual meeting format. Any such change will be announced via press release and the filing of additional proxy materials with the Securities and Exchange Commission (the “SEC”).

Quorum and Votes Required

The inspector of elections appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. The inspector of elections will also determine whether a quorum is present. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority in voting power of all of the shares of the stock entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting. Shares that abstain from voting on any proposal, or that are represented by broker non-votes (as discussed below), will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum is present.

Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of other matters that are certain “non-routine” matters without specific voting instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Only Proposal No. 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal No. 1 (election of directors) and Proposal No. 3 (advisory proposal to approve executive compensation) are not considered routine matters, and without your instruction, your broker cannot vote your shares.

Proposal No. 1: Election of Directors. A plurality of the votes cast in the election of directors at the Annual Meeting is required for the election of directors. Accordingly, the eight director nominees receiving the highest number of votes will be elected, subject to the Director Majority Voting Resignation Policy. For details, see “Corporate Governance” below. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Proposal No. 2: Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Thus, the number of votes “for” must exceed the number of votes “against.” Abstentions are considered to be votes not cast on this proposal and thus will have no effect. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, thus broker non-votes are not expected to result from the vote on Proposal No. 2.

Proposal No. 3: Advisory Vote on Executive Compensation. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required for the advisory vote on executive compensation. Thus, the number of votes “for” must exceed the number of votes “against.” Abstentions and broker non-votes will have no effect on the outcome of Proposal No. 3.

Solicitation of Proxies

Our Board is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice or proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We do not intend to hire a proxy solicitor to assist in the solicitation of proxies. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Stockholder List

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection, for any purpose germane to the Annual Meeting, at Switch’s principal executive office during regular business hours for a period of no less than ten days prior to the Annual Meeting.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020 and in our periodic reports on Form 10-Q and our current reports on Form 8-K.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Board Nominees

Pursuant to our Articles of Incorporation and our Amended and Restated Bylaws (the “Bylaws”), the total number of directors constituting the Board shall be fixed from time to time by the Board. Based upon the recommendation of our Nominating and Corporate Governance Committee, the Board has resolved that the number of directors constituting the entire Board remain at eight, and has nominated each of Switch’s current directors set forth below for election at the Annual Meeting. Each director elected at the Annual Meeting will serve a one-year term until Switch’s next annual meeting and until his or her successor is duly elected or appointed and qualified, or until the earlier of such director’s death, retirement, disqualification, resignation or removal. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this proxy statement.

The Board and the Nominating and Corporate Governance Committee believe the skills, qualities, attributes and experience of our directors provide Switch with business acumen and a diverse range of perspectives to engage each other and management to address effectively Switch’s evolving needs and represent the best interests of Switch’s stockholders.

Nominees, Independence and Current Committee Positions

Name	Age	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Rob Roy	52	No
Donald D. Snyder*	73	Yes		M	C
Angela Archon	61	Yes			M
Liane Pelletier	63	Yes			M
Zareh Sarrafian	57	Yes	M		M
Kim Sheehy	57	Yes	C	M
Tom Thomas	63	No
Bryan Wolf	57	Yes	M	C

*	Lead Independent Director
“C”	indicates chair; “M” indicates member

Vacancies on the Board, including any vacancy created by an increase in the size of the Board, may be filled only by a majority of the directors remaining in office, even though less than a quorum of the Board, or a sole remaining director, and not by stockholders. A director elected by the Board to fill a vacancy will serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until the earlier of such director’s death, retirement, disqualification, resignation or removal.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve.

Information about Director Nominees

Set forth below is biographical information for each nominee and a summary of the specific qualifications, attributes, skills and experiences that led the Board to conclude that each nominee should serve on the Board at this time. In order to better understand the biographical information set forth below, please note that Switch, Inc. was formed in June 2017, and our initial public offering closed in October 2017. Our predecessor is Switch, Ltd. The Board of Managers of Switch, Ltd. is referred to as our Predecessor Board.

Rob Roy. Mr. Roy is our Founder and has served as our Chief Executive Officer and as our Chairman of the Board since our formation and served as Chief Executive Officer and as Chairman of our Predecessor Board from 2003 until the closing of our initial public offering. Mr. Roy first began developing data center facilities in 2000, merging several predecessor companies into Switch, Ltd. after its formation. We believe that Mr. Roy is qualified to serve as a member of our Board based on the perspective and experience he brings as our Founder, Chief Executive Officer and Chairman as well as his widely recognized technological leadership in the industry.

Donald D. Snyder. Mr. Snyder is the Lead Independent Director of our Board, having served on our Board since our formation and served as a member of our Predecessor Board from 2006 until the closing of our initial public offering. Mr. Snyder has extensive, executive level experience involving risk management in finance and gaming industries. His professional career began with 22 years at First Interstate Bancorp (now Wells Fargo), culminating as Chairman and Chief Executive Officer of the bank’s affiliate in Nevada where he held discretion and oversight of the bank’s risk management practices. He moved to the casino hospitality industry, becoming a director and the president of publicly held Boyd Gaming Corporation where he also had oversight responsibilities of its risk management practices. Mr. Snyder’s tenure at Boyd Gaming Corporation spanned from 1997 until his retirement in 2005 to pursue interests in community building and public service. Following service from 2010 as dean of the Harrah College of Hospitality at the University of Nevada, Las Vegas (“UNLV”), Mr. Snyder served as Acting President of UNLV in 2014. Subsequently, he served as Presidential Advisor at UNLV for three years from January 2015. Mr. Snyder serves as a director, chair of the Governance Committee, and member of the Risk Committee of Western Alliance Bancorporation, a publicly held commercial bank holding company. Mr. Snyder served as a director of Tutor Perini Corporation, a publicly held construction company, from September 2008 to May 2019. He has served as a director on several public and private company boards, numerous non-profit entities, and several state and local public sector commissions and committees over the past 25 years. His non-corporate service includes The Smith Center for the Performing Arts (Chairman), the Nathan Adelson Hospice (past Chairman), UNLV Foundation (past Chairman), and the Regional Transportation Commission’s Transportation Resource Advisory Committee (Chairman). Mr. Snyder holds a Bachelor of Science in Business Administration from the University of Wyoming and completed the Graduate School of Credit & Financial Management at Stanford University. We believe Mr. Snyder is qualified to serve as a member of our Board based on his understanding of our business, history and organization, as well as his leadership skills, his extensive service on public company boards and related committees, banking and regulatory expertise, and risk management expertise.

Angela Archon. Ms. Archon has served as a member of our Board since November 2020. Ms. Archon served as Vice President, Operations, in the Watson Health business unit of International Business Machines Corporation (“IBM”), a provider of business and information technology products and services, from October 2016 until her retirement from IBM in March 2018. Prior to serving as Vice President, Operations, Ms. Archon served as Vice President, Transformation and Chief Operating Officer with IBM Watson Health from February 2015 to October 2016. Previously, Ms. Archon served as Vice President, Corporate Strategy from May 2013 to February 2015, and Vice President of Worldwide Client Care, Systems & Technology Group, from August 2010 to May 2013. She also served in a variety of other executive roles with IBM, including Vice President of Intellectual Property Licensing and Business Development, Systems & Technology Group; Director of Global Sourcing Procurement – Enterprise Services; and Director of Global Services Procurement — Strategy, Operations & Alliances. Ms. Archon served as a director of H&R Block, a publicly held tax and financial services company, from March 2016 to September 2020. Ms. Archon currently serves on the Board of Spirax-Sarco Engineering plc (since December 2020), a publicly held, global manufacturing company, of steam management systems, and peristaltic pumps and associated fluid path technologies, headquartered in the United Kingdom. Ms. Archon also serves on the Board of Stewardship Trustees of CommonSpirit Health (since July 2020) and the Chemical Engineering Advisory Board at the University of Texas at Austin (since March 2016).

Ms. Archon holds two degrees from the University of Texas at Austin, a Bachelor of Science degree in Chemical Engineering and a Master of Science degree in Systems Engineering. We believe Ms. Archon is qualified to serve as a member of our Board based on her experience in the technology industry, including expertise in artificial intelligence and digital transformation.

Liane Pelletier. Ms. Pelletier has served as a member of our Board since November 2020. Ms. Pelletier has served as an independent director on various public company boards since 2011. From 2003 through 2011, Ms. Pelletier was the Chairwoman, Chief Executive Officer, and President of Alaska Communications Systems, an Alaska-based telecommunications and information technology services provider. Prior to this, Ms. Pelletier held a number of executive positions at Sprint Corporation, a telecommunications company. Ms. Pelletier currently serves on the board of directors at Expeditors International of Washington, Inc., a global logistics company (since May 2013), Frontdoor, Inc., a home services business (since September 2018), and ATN International, Inc., a holding company with investments in telecommunication companies (since June 2012). In 2017, she earned a professional certificate in cyber security from Carnegie Mellon’s Software Engineering Institute/NACD. Ms. Pelletier earned her B.A. in Economics from Wellesley College and an M.S. from the Sloan School of Business at the Massachusetts Institute of Technology. We believe Ms. Pelletier is qualified to serve as a member of our Board based on her background in telecommunications and related enterprise services as well as extensive experience in cyber security, cloud services and mobile technology.

Zareh Sarrafian. Mr. Sarrafian has served as a member of our Board since our formation and served as a member of the Predecessor Board from January 2017 until the closing of our initial public offering. He has served as the Chief Executive Officer of Riverside University Health System since October 2014. Prior to that, Mr. Sarrafian served as Chief Administrative Officer at Loma Linda Medical Center in Loma Linda, California from 1998 to 2014. Since December 2019, he has served as a member of the board of trustees of Loma Linda University Health. Since January 2016, he has also served as a member of the board of directors of Pacific Premier Bancorp, Inc., or Pacific Premier, a publicly held commercial bank holding company, where he currently chairs the Governance Committee and is a member of the Audit Committee. He is also a member of the board of directors of Pacific Premier’s banking subsidiary, Pacific Premier Bank. He previously served as a director of Security California Bancorp and its banking subsidiary Security Bank of California until they were acquired by Pacific Premier. He also serves or has served on a number of not-for-profit and higher education boards, including on the La Sierra University Foundation Board from 2014 to 2016. Mr. Sarrafian received his Bachelor of Science from California State Polytechnic University, Pomona, and his M.B.A. from California State University, San Bernardino. We believe Mr. Sarrafian is qualified to serve as a member of our Board based on his extensive executive leadership experience, his experience with regulated entities which are a significant portion of our customer base, his service as a board member of publicly held companies and his banking experience.

Kim Sheehy. Ms. Sheehy has served as a member of our Board since December 2017. In January 2021, Ms. Sheehy joined Carlotz as an independent board member. Carlotz is a leading consignment-to-retail used vehicle marketplace, recently becoming a public company via a merger with a special purpose acquisition company. Until May 2020, Ms. Sheehy served as Chief Financial Officer of ResMan LLC, a privately owned software company providing software solutions to multi-family residential property managers. Prior to ResMan LLC, Ms. Sheehy served as Chief Financial Officer of Lori’s Gifts Inc., a privately owned retail company serving hospitals throughout the United States, from March 2018 through April 2019. Ms. Sheehy served as Chief Financial Officer of StackPath LLC, a privately owned entity offering a secure edge platform, from December 2015 through October 2017. Prior to joining StackPath, Ms. Sheehy served as Chief Financial & Administrative Officer of CyrusOne Inc., a public high-growth real estate investment trust specializing in engineering, building and managing data center properties, from November 2012 through September 2015. Prior to CyrusOne Inc., she held various roles between 1996 and 2012 at Cincinnati Bell Inc., including Treasurer and Vice President of Investor Relations, Vice President of Finance and Treasurer, Vice President of Financial Planning and Analysis, and Managing Director of Corporate Tax. Prior to joining Cincinnati Bell Inc., Ms. Sheehy held accounting and tax positions at Ernst & Young. Ms. Sheehy received her Bachelor’s Degree in Accounting from the University of Cincinnati and holds her Certified Public Accounting license in the State of Ohio. We believe Ms. Sheehy is qualified to serve as a member of our Board based on her extensive executive finance and accounting expertise with publicly held companies and her familiarity with data center and related data technology industries.

Tom Thomas. Mr. Thomas has served as a member of our Board since our formation and served as a member of our Predecessor Board from 2004 until the closing of our initial public offering. Mr. Thomas held various executive positions with Valley Bank of Nevada until its merger with Bank of America in 1992. After the merger and since 1992 he has served as a managing partner of Thomas & Mack Co., an investment management and commercial real estate development company with properties and developments in Nevada, California, Arizona and Utah. He has also served as a director of Southwest Gas Holdings, Inc., a publicly held energy and construction company since 2008, where he is a member of the Audit Committee and Nominating and Corporate Governance Committee. Mr. Thomas is actively involved in numerous charitable organizations including the Opportunity Village Foundation, the UNLV Foundation Advisory Board, the Las Vegas Rotary Club and the President’s Leadership Council at Brigham Young University. He is a member of the Nevada Bar Association and was instrumental in establishing the Thomas & Mack Legal Clinic and Moot Court Facility at the UNLV Boyd School of Law. Mr. Thomas holds a degree in Finance and a J.D. from the University of Utah. We believe Mr. Thomas is qualified to serve as a member of our Board based on his banking and business experience, his extensive service on public company boards and related committees, his experience with charitable organizations and his familiarity with influencers in our key data center markets.

Bryan Wolf. Mr. Wolf has served as a member of our Board since our formation and served as a member of our Predecessor Board from January 2014 until the closing of our initial public offering. From 1997 until his retirement in January 2019, Mr. Wolf served in various roles at Intel Capital, a division of Intel Corporation (“Intel”) that manages venture capital and investments, and served as a Managing Director from 2007. From March 2014 until his retirement, Mr. Wolf also served as Vice President of Intel. Mr. Wolf holds a Bachelor of Science degree in Political Science from the University of Oregon and an M.B.A. from the University of Pennsylvania’s Wharton School. We believe Mr. Wolf is qualified to serve as a member of our Board based on his service on the boards of numerous other high growth technology companies, his familiarity with data center and related technology industries and his familiarity with Switch.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE EIGHT NAMED DIRECTOR NOMINEES.

CORPORATE GOVERNANCE

Corporate Governance Highlights

We are committed to effective corporate governance that promotes the long-term interests of our stockholders and strengthens Board and management accountability.

Board Independence and Refreshment	Accountability to and Alignment with Stockholders	Oversight and Policies

✓  Two New Independent Directors Joined in 2020

✓  Fully Independent Committees

✓  75% of the Board is Independent

✓  3 of 8 Directors are Female (38%)

✓  Commitment to Diversity

✓  Lead Independent Director with a Well-Defined Role and Robust Responsibilities

✓  Regular Executive Sessions of Independent Directors

✓  Annual Board and Committee Self-Evaluations

✓  Annual Election of Directors

✓  Director Resignation Policy if Directors Do Not Receive a Majority Vote in Uncontested Elections

✓  Executive and Director Stock Ownership Guidelines

✓  4x Annual Cash Retainer for Directors

✓  5x Base Salary for CEO

✓  1.5x Base Salary for President, Chief Financial Officer, Chief Information Officer and Chief Construction Officer

✓  Use of Performance-Based Units to Further Promote Long-Term Stockholder Value Creation

✓  Clawback Policy

✓  Stockholder Proxy Access Right Reflecting Market Standard Terms

✓  Annual “Say on Pay” Advisory Vote

✓  Active Stockholder Engagement Practices

✓  Strong Board Oversight, including with respect to:

✓  Enterprise Risk Management

✓  Financial Reporting

✓  Compensation Practices

✓  Environmental, Social and Governance Program

✓  Ethics Hotline and Ethical Standards Applicable to All Employees

✓  Various Stakeholder Policies, including with respect to:

✓  Lobbying and Political Expenses

✓  Bribery and Corruption

✓  Whistleblower Programs

✓  Diversity Program

✓  Environmental Policy Statement

✓  Greenhouse Gas Reduction Program and Environmental Procurement Policy

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines consistent with the requirements of the New York Stock Exchange (“NYSE”) covering, among other things, the duties and responsibilities of and independence standards applicable to our directors and Board committee structures and responsibilities. These guidelines are available on the “Governance” section of our website at https://investors.switch.com.

Board Composition, Size and Skills

The currently authorized number of Board members is eight. Pursuant to our Bylaws, the total number of directors constituting our Board shall be fixed by the Board, but shall not be less than one nor more than 15. Each director is nominated for a one-year term, and holds office until his or her successor is duly elected and qualified, or until the earlier of such director’s death, retirement, disqualification, resignation or removal.

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Nominating and Corporate Governance Committee and the Board evaluate each individual in the context of the Board as a whole, with the objective of assembling a team that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience, thought, backgrounds and cultures. The Nominating and Corporate Governance Committee, in recommending director candidates, and the Board, in nominating director candidates, evaluate candidates in accordance with the qualification standards and additional selection criteria set forth in Attachment A to the Corporate Governance Guidelines. To assist the Board with this function, the Board maintains and reviews a director skills matrix. The director qualification standards and additional selection criteria considered by the Nominating and Corporate Governance Committee include, among others:

•	high level of personal and professional integrity, strong ethics and values and the ability to make thoughtful business judgments;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience as a board member of another publicly held company;

•	professional and academic experience relevant to Switch’s industry;

•	strength of the candidate’s leadership skills;

•	diversity of race, ethnicity, gender, age, cultural background or professional experience;

•	risk management experience and risk assessment experience;

•	technology background and experience;

•	experience in finance and accounting and / or executive compensation practices;

•	sales and marketing experience;

•	experience with growth companies;

•	legal, regulatory and political experience;

•	time commitment; and

•	any other relevant background, skills and experience.

In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the Board’s activities. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

The Nominating and Corporate Governance Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholders may propose director nominees by adhering to the advance notice procedures or proxy access procedures described in the section entitled “Other Matters — Stockholder Proposals and Nominations” in this proxy statement, and must include all information as required under the Articles of Incorporation and Bylaws, and any other information that would be required to solicit a proxy under federal securities law. We may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by our Board and is independent based on applicable laws and regulations. The Nominating and Corporate Governance Committee may also establish procedures, from time to time, regarding submission of candidates by stockholders and others.

Until November 8, 2019, we were considered a “controlled company” under the NYSE rules as Rob Roy, our Founder, Chief Executive Officer and Chairman, together with his affiliates, held all of our Class C common stock and thus controlled in excess of a majority of the combined voting power of our outstanding capital stock. In accordance with NYSE rules, we have a majority of independent directors on our Board and, in March 2020, we reorganized our Compensation and Nominating and Corporate Governance Committees such that each committee is comprised entirely of independent directors.

The following table provides a summary of information about the skills and experience of the directors currently serving on our Board:

Skills and Experience of Our Directors

Board Refreshment

The entire Board will stand for election by the stockholders each year at Switch’s annual meeting. Annual re-nomination of directors is not automatic, and the Board’s annual self-evaluation process contributes to the Nominating and Corporate Governance Committee’s and the Board’s consideration of each director’s continuing service. The Lead Independent Director, in consultation with members of the Board and management, will solicit feedback on the performance of individual Board members prior to their consideration for annual nomination for continuing service on the Board. In turn, the Lead Independent Director is annually considered for re-appointment by the other members of the Board. The consideration by the Board for this re-appointment will include evaluation of the Lead Independent Director’s effectiveness in this role and as a member of the Board. Vacancies on the Board that may occur between annual meetings of stockholders will be filled by the Board in accordance with our Articles of Incorporation, Bylaws and Corporate Governance Guidelines.

As directors are subject to the annual evaluation of directors and annual election by stockholders, the Board does not believe it is in the best interests of Switch to establish either a mandatory retirement age or term limits at this time. Additionally, such mandatory retirement age or term limits may cause Switch to lose the contribution of directors who have been able to develop, over a period of time, increasing insight into Switch’s business and therefore can provide an increasingly significant contribution to the Board.

As part of its responsibilities, the Nominating and Corporate Governance Committee, in considering whether each director should be re-nominated to the Board and for succession planning purposes, will take into account on an annual basis the need to regularly refresh the composition of the Board to ensure the Board has the appropriate complement of expertise and experience to address Switch’s current and anticipated needs. Board refreshment over time assists the Board in maintaining an appropriate balance of tenure, diversity, experience, skills and new ideas needed to provide effective oversight in light of Switch’s current and future strategic needs. Switch benefits when there is a mix of directors with both a history of service with Switch and newer directors who bring a fresh perspective and new ideas.

Service on Other Public Company Boards

While we value having directors with significant experience in other businesses and activities, directors are expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as members of the Board or present a potential or actual conflict of interest. A non-employee director may not serve on more than three additional public company boards, and a director who is also the chief executive officer of another public company may not serve on more than two additional public company boards.

Annual Self-Evaluation

To determine whether the Board and its committees are functioning effectively, the Nominating and Corporate Governance Committee oversees an annual evaluation of the Board, its members and its committees. Such evaluation includes the solicitation of each director’s individual views on Board and committee performance, including on topics such as membership and structure, roles and responsibilities, and relationship with management and advisors. The results are discussed at Board meetings. The goal of this evaluation process is for the Board to gain insight into specific areas where the Board and its committees are functioning effectively and where improvement is desirable.

Commitment to Diversity

The Nominating and Corporate Governance Committee seeks to have the Board represent a diversity of backgrounds and experience and assesses potential nominees in light of the Board’s current size and composition. Diversity of race, ethnicity, gender, age, cultural background or professional experience is among the qualification standards as the Board believes that having a diverse Board promotes inclusiveness and enhances the Board’s deliberations. The Board is dedicated to maintaining a Board with a broad scope of experience, expertise, and perspectives to promote the consideration of differentiated viewpoints, address Switch’s evolving strategic needs, and strengthen its competitive position. Accordingly, the Nominating and Corporate Governance Committee is committed to achieving and maintaining diversity among Board members, and with respect to any director position to be filled by a new candidate, the Nominating and Corporate Governance Committee will ensure that candidates of diverse backgrounds are considered as part of the search process.

Director Majority Voting Resignation Policy

In 2021, the Board implemented a Director Resignation Policy. Under this policy, if any director in an uncontested election does not receive over 50% of the votes cast, meaning that the director receives more “withhold” votes than “for” votes, the director is deemed to have tendered his or her resignation offer to the Nominating and Corporate Governance Committee for evaluation and provide its recommendation to the Board. The members of the Board (other than the affected director) will take formal action on the Nominating and Corporate Governance Committee’s recommendation within ninety (90) days following the certification of the stockholder vote by the Inspector of Election. If a director’s resignation offer is accepted, the Board may fill the resulting vacancy or decrease the size of the Board in accordance with our Articles of Incorporation and Bylaws.

Proxy Access

In February 2021, we amended our Bylaws to implement “proxy access,” a means for the Company’s stockholders to include stockholder-nominated director candidates in the Company’s proxy materials for annual meetings of stockholders. Section 2.13(b) of the Bylaws generally permit a stockholder, or group of not more than twenty (20) stockholders, to include up to the greater of two (2) director nominees or twenty percent (20%) of the number of directors in office as of the last day a notice for nomination may be timely received in the Company’s proxy materials for annual meetings of its stockholders; provided that the stockholder or group of stockholders has for at least three (3) years owned (as determined by the Board) three percent (3%) or more of the Company’s outstanding capital stock entitled to vote. Use of the proxy access process to submit stockholder nominees is subject to additional eligibility, procedural and disclosure requirements set forth in the Bylaws.

Director Independence

The Board has affirmatively determined that each of Messrs. Sarrafian, Snyder, and Wolf and Mses. Archon, Pelletier, and Sheehy is an “independent director,” as defined under the applicable rules of the NYSE, and that each of them and their respective family members have no material relationship with us, commercial or otherwise, that would impair the director’s independence. Messrs. Roy and Thomas were determined to be not independent under the applicable NYSE rules.

Board Leadership Structure

Our Board has determined that at this time it is in the best interests of the Company and our stockholders to have Rob Roy, our Chief Executive Officer, serve as our Chairman of the Board, coupled with a strong lead independent director. The combined CEO/Chairman role promotes decisive, unified leadership as well as clarity with respect to responsibility and accountability. The Board believes that Mr. Roy, as our Founder, is best suited to understand our business and the unique challenges we face. The Board believes that this structure best facilitates consistent leadership direction and long-term strategic planning, while building a cohesive corporate culture that speaks with a single voice. Our Board also recognizes the value and importance of a strong independent lead director with clearly delineated responsibilities. The independent directors have appointed Mr. Snyder to serve as our Lead Independent Director.

As set forth in our Lead Independent Director Charter, Mr. Snyder has clearly delineated and comprehensive duties, including to:

•	preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	call meetings of the independent directors;

•	serve as the principal liaison between the Chairman and the independent directors;

•	approve all information sent to the Board, including the quality, quantity, appropriateness and timeliness of such information;

•	approve meeting agendas for the Board, the frequency of Board meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items;

•	recommend to the Nominating and Corporate Governance Committee and to the Chairman, selection for the membership and chairman position for each Board committee;

•

interview, along with the chair of the Nominating and Corporate Governance Committee, all director candidates and make recommendations to the Nominating and Corporate Governance Committee regarding such director candidates; and

•	consult and directly communicate with Switch’s stockholders.

Our Board will continue to evaluate its leadership structure in order to ensure it aligns with and supports the evolving needs and circumstances of Switch and its stockholders.

Attendance by Members of the Board at Meetings

Our Board held ten meetings during the year ended December 31, 2020. During 2020, all of our incumbent directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board of which the incumbent director was a member.

Currently, we do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that, absent compelling circumstances, each of our directors will attend our Annual Meeting. All members of our Board attended our 2020 annual meeting of stockholders.

Executive Sessions

Our non-management directors meet regularly in executive sessions without management, to consider such matters as they deem appropriate. Our Lead Independent Director, Mr. Snyder, presides over all executive sessions.

Board Committees

We currently have three standing committees, each currently comprised solely of independent directors: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. From time to time, the Board may form a new committee or disband a current committee, depending on the circumstances. The charters of all three of our standing Board committees are available on our website under the “Governance — Governance Documents” section at https://investors.switch.com.

Audit Committee Current Members: • Kim Sheehy, Chair • Zareh Sarrafian • Bryan Wolf Independent: All Financial Experts: All NYSE/SEC Qualified: All Number of Meetings in 2020: 5

The primary responsibilities and functions of our Audit Committee are, among other things, to:

•  oversee our corporate accounting and financial reporting processes;

•  appoint, compensate, retain, terminate and oversee our independent registered public accounting firm;

•  discuss with our independent registered public accounting firm its independence from Switch;

•  review with our independent registered public accounting firm the scope, timing and results of its audit;

•  approve all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•  discuss with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC, and our earnings releases and earnings guidance;

•  discuss our policies with respect to risk assessment and risk management;

•  at least annually, consider and discuss with management and our independent registered public accounting firm our code of business conduct and ethics and procedures to enforce such code;

•  consider and grant, as appropriate, waivers from the code of business conduct and ethics;

•  review and monitor our compliance with legal and regulatory requirements;

•  oversee our internal audit function, including the selection and removal of the internal audit director, reviewing the organizational structure of the internal audit function and reviewing the internal audit function’s responsibilities, budget and staffing;

•  establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters, and for the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•  discuss with management and our independent registered public accounting firm any related party transactions.

Compensation Committee Current Members: • Bryan Wolf, Chair • Kim Sheehy • Donald Snyder Independent: All Number of Meetings in 2020: 6

The primary responsibilities and functions of our Compensation Committee are, among other things, to:

•  review and approve, or recommend that our Board approve, the compensation of our Chief Executive Officer and other executive officers;

•  review and make recommendations to our Board regarding the compensation of our directors;

•  retain or obtain advice from compensation consultants, legal counsel or other advisers and consider their independence from management;

•  review and approve the proposals regarding the Say on Pay Vote and the frequency of the Say on Pay Vote to be included in Switch’s proxy statement; and

•  review and approve, or recommend that our Board approve, incentive compensation and equity plans.

Nominating and Corporate Governance Committee Current Members: • Donald Snyder, Chair • Angela Archon • Liane Pelletier • Zareh Sarrafian Independent: All Number of Meetings in 2020: 4

The primary responsibilities and functions of our Nominating and Corporate Governance Committee are, among other things, to:

•  identify individuals qualified to become members of our Board, consistent with criteria approved by our Board, and ensure that the Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds;

•  recommend persons to be nominated for election to the Board and appointment to its committees;

•  evaluate and recommend to the Board regarding the independence of the Board members and nominees;

•  develop and recommend to our Board corporate governance guidelines and other governance matters;

•  oversee the evaluation of the Board and its committees;

•  oversee the assessment and management of enterprise risk, including providing guidance on appropriate risk taking within the business and periodically discussing with management Switch’s major risk exposures (other than financial risk exposures that are overseen by the Audit Committee) and the steps management has taken to monitor and control such exposures;

•  oversee Switch’s information technology system controls and security, including periodically reviewing Switch’s cybersecurity and other information technology risks, controls, initiatives and action plans; and

•  oversee Switch’s environmental, social and governance program and initiatives, including matters related to climate-related risks and opportunities, human rights, diversity, and privacy and data security.

Risk Oversight

Our Board is responsible for overseeing our risk management process, including with respect to environmental, social and governance matters. Our Board focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions. The standing committees of the Board retain primary responsibility for risk oversight in the following key areas:

•

Audit Committee — Overseeing financial risk, capital risk, related party transactions, financial compliance risk and internal controls over financial reporting, and evaluating the effectiveness of our code of business conduct and ethics.

•	Compensation Committee — Overseeing our risks related to our compensation philosophy and practices and evaluating the balance between incentives and rewards.

•

Nominating and Corporate Governance Committee — Evaluating director independence, the effectiveness of our corporate governance guidelines and overseeing management’s succession planning, enterprise risk management, information technology controls and security and environmental, social and governance program.

The committees periodically provide updates to the Board regarding significant risk management issues and management’s responses to such issues.

Environmental, Social and Governance Program Oversight

As discussed above, we are committed to operating our business in a manner that incorporates our core values, including our commitment to sustainability, supporting our communities through economic development, and supporting interdisciplinary education blending technology and the arts.

The Nominating and Corporate Governance Committee provides oversight and guidance to management regarding Switch’s environmental, social and governance program and initiatives, including matters related to climate-related risks and opportunities, human rights, diversity, and privacy and data security.

Various governance policies and programs, including with respect to sustainability, human and workforce rights, business ethics, data privacy and security and risk assessment and training, are available on our website at https://www.switch.com/esg. We are in the process of preparing our 2021 environmental, social and governance report, currently planned to be available on our website before the end of the second quarter of 2021.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, https://investors.switch.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards concerning any amendments to, or waivers from, any provision of the code.

Communications with Our Board

Any interested person, including any stockholder, may communicate with our Board, including our Lead Independent Director, by written mail addressed to Switch, Inc. Board of Directors, c/o Secretary, 7135 South Decatur Blvd., Las Vegas, Nevada 89118. We encourage stockholders to include proof of ownership of our stock in their communications. The Secretary will review the communications and forward them to the Board or the relevant committee of the Board, unless the communication is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

Stock Ownership Guidelines

Our Board adopted Stock Ownership Guidelines applicable to non-employee directors and executive officers. Each non-employee director is expected to own shares of Class A common stock with a market value equal to four times (4x) the value of the non-employee director’s annual cash retainer for board service (excluding any annual cash retainer for committee membership, chairmanship or Lead Independent Director). Our Chief Executive Officer is expected own shares of Class A common stock with a market value equal to five times (5x) the value of his annual base salary. Each of our President, Chief Financial Officer, Chief Information Officer and Chief Construction Officer is expected own shares of Class A common stock with a market value equal to one and one-half times (1.5x) the value of his or her annual base salary.

The following count towards satisfaction of the guidelines: (i) the value of shares of Class A common stock into which Common Units are convertible or exchangeable, (ii) the intrinsic value of any unexercised in-the-money stock options, and (iii) the value of any outstanding restricted stock awards (“RSAs”), whether or not vested in each case and whether held beneficially or of record by the director or officer, including if owned through trusts or in the name of his or her spouse or children. Each person has until the later of five years from (x) the effective date of the guidelines or (y) his or her first appointment or election as a director or officer, as applicable, to meet the stock ownership requirements.

Clawback Policy

Our Board has adopted a Compensation Recoupment Policy whereby in the event of a restatement of Switch’s financial results due to fraud or willful illegal conduct by one or more executive officers, the Compensation Committee is required to review our performance-based compensation awards and may, if it determines appropriate after considering all relevant facts and circumstances, require the reimbursement of the incremental incentive compensation that an executive officer received as a result of the restated financial results.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2020, the members of our Compensation Committee were Messrs. Snyder, Thomas (until March 2020), and Mr. Wolf and Ms. Sheehy (since March 2020). None of the members of our Compensation Committee were, during 2020, an officer or employee of our company, or were formerly an officer or employee of our company. None of our executive officers currently serve, or during 2020 served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

During the fiscal year ended December 31, 2020, no relationship existed that was required to be disclosed by the rules of the SEC aside from those identified herein.

EXECUTIVE OFFICERS

The following sets forth information regarding Switch’s current executive officers. Biographical information pertaining to Rob Roy, who is a director and Chief Executive Officer of Switch, may be found in the section titled “Proposal 1: Election of Directors — Information about Director Nominees.”

Name	Age	Position(s)
Rob Roy	52	Founder, Chief Executive Officer and Chairman
Thomas Morton	52	President, Chief Legal Officer and Secretary
Gabe Nacht	59	Chief Financial Officer
Melissa Young	49	Chief Information Officer
Teresa Borden	43	Chief Construction Officer

Thomas Morton. Mr. Morton has served as our President, General Counsel and Secretary since our formation and has served as President of Switch, Ltd. since January 2016 and as General Counsel of Switch, Ltd. since April 2008. In November 2018, Mr. Morton’s title changed to President, Chief Legal Officer and Secretary. Mr. Morton previously served as Chief Financial Officer of Switch, Ltd. from February 2014 until January 2016. Prior to joining Switch, Ltd., Mr. Morton was an attorney with Pillsbury Winthrop Shaw Pittman LLP from 2004 until 2008 and an attorney with Gray Cary (now DLA Piper) from 1999 until 2004.

Gabe Nacht. Mr. Nacht has served as our Chief Financial Officer since our formation and has served as Chief Financial Officer of Switch, Ltd. since January 2016. Prior to joining Switch, Ltd., Mr. Nacht served as Chief Financial Officer of ClearCapital.com, Inc., a real estate valuations, data, analytics and technology company, from September 2011 to July 2015. Mr. Nacht has over 25 years of corporate finance experience and has served as Chief Financial Officer for several technology and media companies.

Melissa Young. Ms. Young has served as our Chief Information Officer since our formation and has served as Chief Information Officer of Switch, Ltd. since August 2017. Since joining Switch, Ltd. in 2005, Ms. Young has served in various roles with increasing responsibility, including Executive Vice President of Corporate Development, Executive Vice President of Sales, Executive Vice President of Colocation, and Director of Customer Engineering.

Teresa Borden. Ms. Borden has served as our Chief Construction Officer since our formation and has served as Chief Construction Officer of Switch, Ltd. since August 2017. Since joining Switch, Ltd. in 2007, Ms. Borden has served in various roles with increasing responsibility, including Executive Vice President of Operations and Executive Vice President of Construction.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our common stock for:

•	each person known by us to beneficially own more than 5% of our Class A common stock, Class B common stock or Class C common stock;

•	each of our directors, each of whom is also a nominee;

•	each of our named executive officers (“NEOs”); and

•	all of our current executive officers and directors as a group.

We have three classes of common stock: Class A common stock; Class B common stock; and Class C common stock. There are no shares of Class C common stock currently outstanding. Subject to the Switch Operating Agreement, Members can redeem Common Units for Class A common stock on a one-to-one basis, or, at our option, for cash equal to the market value of the applicable number of our shares of Class A common stock. Thus, the Common Units represent rights to acquire Class A common stock. The shares of Class B common stock (i) confer only voting rights and do not confer any incidents of economic ownership to the holders thereof; and (ii) are forfeited and cancelled, on a one-for-one basis, without consideration, upon the redemption of the Common Units for shares of Class A common stock, or cash, at our election.

The number of shares beneficially owned by each stockholder is based on shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership and voting power is based on 129,101,921 shares of Class A common stock and 112,361,180 shares of Class B common stock outstanding as of the Record Date, April 14, 2021. There were no shares of Class C common stock outstanding as of April 14, 2021. In computing the number and the percentage ownership and voting power of a stockholder, rights to acquire shares of Class A common stock as of April 14, 2021 or within 60 days of April 14, 2021, including upon vesting and exercise of stock options, upon vesting of time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”), or upon exercise of the stockholder’s Common Unit redemption right, are considered outstanding for that stockholder, although these shares are not considered outstanding for purposes of computing the percentage ownership or voting power of any other stockholder. Unless otherwise indicated, the address of all listed stockholders is 7135 S. Decatur Boulevard, Las Vegas, Nevada 89118. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner	Shares of Class A Common Stock	Rights to Acquire Shares of Class A Common Stock(1)	Class A Common Stock Beneficial Ownership Percentage(2)	Shares of Class B Common Stock	Class B Common Stock Beneficial Ownership Percentage	Class A Common Stock Beneficial Ownership Percentage — Assuming Full Redemption(3)
5% or more Stockholders
Dennis Alan Troesh(4)	7,601,204	—	5.9%	19,984,668	17.8%	11.4%
Peter Thomas(5)	2,575,974	750,000	2.6%	5,787,500	5.2%	3.8%
The Vanguard Group(6)	8,050,701	—	6.2%	—	—	3.3%
Michael Borden(7)	7,918,471	117,529	6.2%	—	—	3.3%
Jeffrey Alan Troesh(8)	7,000,000	—	5.4%	—	—	2.9%
Named Executive Officers and Directors
Rob Roy(9)	958,957	2,097,098	2.3%	40,671,637	36.2%	18.0%
Thomas Morton(10)	436,116	1,977,697	1.8%	3,850,441	3.4%	2.6%
Gabe Nacht(11)	103,867	571,009	*	337,353	*	*
Melissa Young(12)	65,854	193,579	*	730,296	*	*
Teresa Borden(13)	7,918,471	117,529	6.2%	—	—	3.3%
Angela Archon(14)	8,021	—	*	—	—	*
Liane Pelletier(14)	8,021	—	*	—	—	*
Zareh Sarrafian(15)	42,950	—	*	—	—	*
Kimberly H. Sheehy(15)	42,950	—	*	—	—	*
Donald Snyder(16)	142,950	99,438	*	812,797	*	*
Thomas A. Thomas(17)	2,567,819	750,000	2.6%	5,937,500	5.3%	3.8%
Bryan Wolf(18)	27,659	—	*	—	—	*
All directors and current executive officers as a group (12 persons)	12,323,635	5,806,350	13.4%	52,340,024	46.6%	28.5%

*	Denotes less than 1.0%.
(1)

Represents shares of Class A common stock that the stockholders shown have the right to acquire as of April 14, 2021 or within 60 days thereafter, including upon vesting of RSUs and PSUs, upon vesting and exercise of stock options, or upon exercise of the stockholder’s Common Unit redemption right. The shares included in this column are deemed to be outstanding in calculating the percentage ownership of Class A common stock of such stockholder, but are not deemed to be outstanding as to any other stockholder.

(2)

Based on 129,101,921 shares of Class A common stock outstanding as of April 14, 2021. Includes shares that the stockholders shown have the right to acquire as of April 14, 2021 or within 60 days thereafter as described in footnote 1.

(3)

Assumes redemption of all Common Units by all Members for shares of Class A common stock, which would have resulted in 241,463,101 shares of Class A common stock outstanding as of April 14, 2021. Includes shares that the stockholders shown have the right to acquire as of April 14, 2021 or within 60 days thereafter as described in footnote 1.

(4)

Based on a Schedule 13D filed on March 15, 2021 by Dennis Alan Troesh, DT GRAT LM LLC, DT GRAT CS LLC, The Troesh Family Foundation, Eastern Capital Group LLC, Jeffrey Alan Troesh and First St LLC. Shares of Class A common stock include: (i) 200,000 shares held by DT GRAT LM LLC; (ii) 200,000 shares held by DT GRAT CS LLC; (iii) 201,204 shares held by The Troesh Family Foundation; and (iv) 7,000,000 shares held by First St LLC, over which Mr. Troesh shares dispositive control with Jeffrey Alan Troesh. Shares of Class B common stock include: (i) 9,996,788 Common Units and associated shares of our Class B common stock held by DT GRAT LM LLC; and (ii) 9,987,880 Common Units and associated shares of our Class B common stock held by DT GRAT CS LLC. The address of Mr. Troesh and each of the reporting persons is 1370 Jet Stream Drive, Suite 100, Henderson, NV 89052.

(5)

Based on a Schedule 13G/A filed on April 27, 2021 by Peter Thomas and known redemptions of Common Units occurring prior to April 14, 2021 and within 60 days thereafter. Shares of Class A common stock include (i) 2,575,974 shares held directly by Mr. Thomas and (ii) rights to acquire 750,000 shares of our Class A common stock from exercise of his Common Unit redemption right. Mr. Thomas also holds 5,787,500 Common Units and associated shares of our Class B common stock. The address of Mr. Thomas is 2300 West Sahara Ave., Suite 530, Las Vegas, NV 89102.

(6)

Based on a Schedule 13G/A filed on February 10, 2021 by The Vanguard Group. Includes shares held by the following subsidiaries of The Vanguard Group: Vanguard Asset Management, Limited; Vanguard Fiduciary Trust Company; Vanguard Global Advisors, LLC; Vanguard Group (Ireland) Limited; Vanguard Investments Australia Ltd; Vanguard Investments Canada Inc.; Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(7)

Based on a Schedule 13G/A filed on February 12, 2021 by Michael Borden. Shares of Class A common stock include (i) 4,372,502 shares held by Mr. Borden directly and (ii) 2,863,498 shares held an affiliated company of Mr. Borden over which Mr. Borden has voting and dispositive control and full pecuniary interest. Also includes (i) 682,471 shares of our Class A common stock owned by Teresa Borden, Mr. Borden’s spouse, and (ii) options to acquire 117,529 shares of our Class A common stock that are vested and exercisable subject to a stock option granted to Mr. Borden’s spouse. The address of Mr. Borden and his affiliated company is 4301 S. Valley View Blvd., Suite 19, Las Vegas, NV 89103.

(8)

Based on a Schedule 13G/A filed on February 16, 2021 by Jeffrey Alan Troesh and First St LLC and a Schedule 13D filed on March 15, 2021 by Dennis Alan Troesh, DT GRAT LM LLC, DT GRAT CS LLC, The Troesh Family Foundation, Eastern Capital Group LLC, Jeffrey Alan Troesh and First St LLC. Shares of Class A common stock include 7,000,000 shares held by First St LLC, of which Mr. Troesh is the sole manager and shares dispositive control over such shares with Dennis Alan Troesh. Mr. Troesh has sole voting power over the shares held by First St LLC. The address of Mr. Troesh and First St LLC is 1370 Jet Stream Drive, Suite 100, Henderson, NV 89052.

(9)

Shares of Class A common stock include (i) 348,610 shares held by Mr. Roy directly; (ii) 608,778 shares held by an affiliated entity over which Mr. Roy and his former spouse share voting and dispositive control and full pecuniary interest; and (iii) options to acquire 2,097,098 shares that are vested and exercisable. Does not include 547,446 shares and 152,012 shares of Class A common stock underlying RSU and PSU awards, respectively, held by Mr. Roy that are subject to vesting more than 60 days after April 14, 2021. Shares of Class B common stock include (i) 7,759,395 Common Units and associated shares of our Class B common stock held by Mr. Roy, some of which are subject to forfeiture, and (ii) 32,912,242 Common Units and associated Class B common stock held by an affiliated entity of Mr. Roy over which Mr. Roy and his former spouse share voting and dispositive control and full pecuniary interest. Does not give effect to the transfer of shares of Class A common stock, unvested RSUs, vested and unvested stock options for Class A common stock, Common Units and associated shares of Class B common stock, including some that are subject to forfeiture, pursuant to a qualified domestic relations order dated December 31, 2020 (“DRO”), but which transfer is to occur on a mutually agreed upon date. In connection with the transfers to be made pursuant to the DRO, Mr. Roy’s beneficial ownership is expected to be reduced to approximately 575,000 shares of Class A common stock, 1,050,000 rights to acquire shares of Class A common stock that are vested and exercisable, and 15,050,000 shares of Class B common stock, with resulting decreases in beneficial ownership of Class A common stock to approximately 1%, beneficial ownership of Class B common stock to approximately 13% and Class A common stock beneficial ownership assuming full redemption to 7%.
(10)

Shares of Class A common stock include (i) 436,116 shares held by Mr. Morton directly and (ii) options to acquire 1,977,697 shares that are vested and exercisable. Does not include 242,237 shares and 76,800 shares of Class A common stock underlying RSU and PSU awards, respectively, held by Mr. Morton that are subject to vesting more than 60 days after April 14, 2021. Shares of Class B common stock include (i) 527,914 Common Units and associated shares of our Class B common stock held by Mr. Morton, some of which remain subject to forfeiture as of April 14, 2021; and (ii) 3,322,527 Common Units and associated shares of our Class B common stock held by an affiliated entity of Mr. Morton over which Mr. Morton has voting and dispositive control and full pecuniary interest.

(11)

Shares of Class A common stock include (i) 103,867 shares held by Mr. Nacht directly and (ii) options to acquire 571,009 shares that are vested and exercisable. Does not include 139,251 shares and 37,076 shares of Class A common stock underlying RSU and PSU awards, respectively, held by Mr. Nacht that are subject to vesting more than 60 days after April 14, 2021. Mr. Nacht also holds 337,353 Common Units and associated shares of our Class B common stock.

(12)

Shares of Class A common stock include (i) 65,854 shares held by Ms. Young directly and (ii) options to acquire 193,579 shares that are vested and exercisable. Does not include 56,207 shares of Class A common stock underlying RSU awards held by Ms. Young that are subject to vesting more than 60 days after April 14, 2021. Shares of Class B common stock include 730,296 Common Units and associated shares of our Class B common stock held by an affiliated entity of Ms. Young over which Ms. Young has voting and dispositive control and full pecuniary interest.

(13)

Shares of Class A common stock include (i) 682,471 shares held by Ms. Borden directly and (ii) options to acquire 117,529 shares that are vested and exercisable. Does not include 5,384 shares of Class A common stock underlying RSU awards held by Ms. Borden that are subject to vesting more than 60 days after April 14, 2021. Also includes (i) 4,372,502 shares held by Michael Borden, Ms. Borden’s spouse, and (ii) 2,863,498 shares held by an affiliated company of Ms. Borden’s spouse over which Ms. Borden’s spouse has voting and dispositive control and full pecuniary interest.

(14)	Represents 8,021 restricted shares of our Class A common stock, all of which remain subject to vesting and forfeiture as of April 14, 2021.
(15)	Shares of Class A common stock include (i) 31,227 shares held directly and (ii) 11,723 restricted shares, all of which remain subject to vesting and forfeiture as of April 14, 2021.
(16)

Shares of Class A common stock include (i) 131,227 shares held by Mr. Snyder directly; (ii) 11,723 restricted shares, all of which remain subject to vesting and forfeiture as of April 14, 2021; and (iii) options to acquire 99,438 shares of our Class A common stock that are vested and exercisable. Shares of Class B common stock include (i) 600,000 Common Units and associated shares of Class B common stock held by an affiliated entity of Mr. Snyder over which Mr. Snyder and his spouse share voting and dispositive control and full pecuniary interest and (ii) 212,797 Common Units and associated shares of Class B common stock held by Mr. Snyder directly.

(17)

Based on a Schedule 13G/A filed on February 11, 2021 and Forms 4 filed on February 18, 2021 and April 5, 2021 by Thomas A. Thomas, and known redemptions of Common Units occurring within 60 days after April 14, 2021. Shares of Class A common stock include (i) 2,556,096 shares held directly by Mr. Thomas; (ii) rights to acquire 750,000 shares of our Class A common stock from exercise of his Common Unit redemption right; and (iii) 11,723 restricted shares of our Class A common stock, all of which remain subject to vesting and forfeiture as of April 14, 2021. Mr. Thomas also holds 5,937,500 Common Units and associated shares of our Class B common stock. The address of Mr. Thomas is 2300 West Sahara Ave., Suite 530, Las Vegas, NV 89102.
(18)	Represents 11,723 restricted shares of our Class A common stock, all of which remain subject to vesting and forfeiture as of April 14, 2021.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2020, our NEOs and their positions were as follows:

•	Rob Roy, Chief Executive Officer

•	Thomas Morton, President, Chief Legal Officer and Secretary

•	Gabe Nacht, Chief Financial Officer

•	Melissa Young, Chief Information Officer*

•	Teresa Borden, Chief Construction Officer*

*	In March 2020, our Board approved the designation and appointment of Mses. Young and Borden as executive officers.

Compensation Philosophy and Program

Our Board and management are committed to maintaining an executive compensation program that appropriately aligns pay and performance and builds value for the Company’s stockholders.

Objectives. Our executive compensation program is guided by these objectives:

•

Drive achievement of our goal of enabling current and future compute needs of our customers and facilitating technological advancement through smart and sustainable infrastructure solutions designed to support the most innovative technology ecosystems in the world

•	Attract and retain top talent by compensating competitively based on the executive’s market value and performance

•	Align the interests of our executives with those of our stockholders

Framework. To achieve these objectives, our executive compensation program consists primarily of (i) base salary, (ii) annual cash-based incentive bonuses, (iii) equity awards, and (iv) retirement savings opportunities and other employee benefits. For details, see “Components of Compensation” below. We do not have any defined benefit pension, supplemental executive retirement or nonqualified deferred compensation plans.

Aligning Pay with Performance. When determining the amount of awards under the annual cash incentive program, the Compensation Committee considers the Company’s performance as measured against established financial and strategic objectives, as well as each NEO’s contribution to that performance. We reward achievement of these financial and strategic objectives that we believe will contribute to our company’s growth and stockholder value appreciation. Also, the Compensation Committee uses equity awards to support alignment between management and long-term stockholders. For example, in 2020, approximately 67% of our CEO’s total compensation (as reported in the Summary Compensation Table) was delivered in the form of equity awards.

Practice Highlights. We endeavor to maintain sound governance standards in administering our executive compensation program. The following table summarizes our compensation governance policies and practices.

What We Do		What We Don’t Do
✓	fully independent Compensation Committee	×	pension and executive retirement plans

✓	independent compensation consultant to the Compensation Committee	×	re-price underwater options

What We Do		What We Don’t Do

✓	payment of significant portion of the 2020 annual compensation in the form of equity	×	excise tax gross-ups on change in control payments

✓	annual review of the compensation program, including market trends	×	guarantee minimum bonus amounts to NEOs

✓	annual assessment of potential risks relating to our compensation policies and practices

✓	use of multiple performance goals for annual incentive awards (financial goals and strategic objectives)
✓	use of performance-vesting restricted stock unit awards (that vest at the end of three years based on the Company’s total stock return relative to the Russell 3000 Index) to align executive compensation with long-term stockholder interests

✓	clawback policy

✓	stock ownership guidelines

2021 Enhancements and Implementation of Performance-Vesting Restricted Stock Unit Awards. Historically, annual long-term equity awards generally consisted of RSUs and stock options, with half of the grant date value of the awards awarded in RSUs and the other half awarded in stock options. The Compensation Committee, in consultation with its independent compensation consultant, reviewed the executive compensation program for potential enhancements. In March 2021, to further support alignment between management and long-term stockholders, we implemented a form of PSU agreement under our 2017 Incentive Award Plan (the “2017 Plan”) with respect to PSU awards. PSUs replaced the use of stock options. Specifically, with respect to the long-term equity awards granted to NEOs on March 3, 2021, half of the grant date value of the awards were awarded in RSUs and the other half were awarded in PSUs.

The RSU grants awarded were as follows: (i) 206,030 to Mr. Roy, (ii) 104,091 to Mr. Morton, (iii) 50,251 to Mr. Nacht, (iv) 9,332 to Ms. Young, and (v) 5,384 to Ms. Borden. In each case, the RSUs will vest over time with 25% of such RSUs vesting on each of March 3, 2022, 2023, 2024, and 2025.

The PSUs granted contain the following key terms:

•	A single, three-year performance period

•	The performance metric is three-year relative total shareholder return (“TSR”) compared to the Russell 3000 Index as of the grant date (the “Index Group”)

•	No payout above target if TSR is negative on an absolute basis

•	Target payout requires 60th percentile TSR performance

•	A maximum payout capped at 2x target

The PSUs will vest depending on Switch’s TSR over the three-year period from the March 3, 2021 grant date (the “Performance Period”), relative to the TSR of the companies in the Index Group according to the following schedule (including the potential PSU payouts in the number of shares of Class A Common Stock):

	Peer Group Relative Performance	Relative TSR Performance Vesting Percentage	Rob Roy	Thomas Morton	Gabe Nacht	Melissa Young	Teresa Borden
Threshold Level	< 20th Percentile	0%	0	0	0	0	0
	20th Percentile	5%	7,660	3,840	1,853	344	198
	30th Percentile	35%	53,204	26,880	12,976	2,409	1,390
	40th Percentile	65%	98,807	49,920	24,099	4,475	2,581
	50th Percentile	95%	144,411	72,960	35,222	6,540	3,773
Target Level	60th Percentile	100%	152,012	76,800	37,076	6,885	3,972
	70th Percentile	133.3%	202,631	102,374	49,422	9,177	5,294
	80th Percentile	166.7%	253,404	128,025	61,805	11,477	6,621
Maximum Level	≥ 90th Percentile	200%	304,024	153,600	74,152	13,770	7,944

Roles and Responsibilities

Compensation Committee and Management. The Compensation Committee has overall responsibility for reviewing our compensation philosophy and strategy, overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our NEOs. Management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The Compensation Committee considers the recommendations of the CEO in establishing compensation for all other NEOs. Our CEO recuses himself from all discussions and recommendations regarding his own compensation and is not present when his compensation is discussed.

Compensation Consultant. The Compensation Committee has the authority, pursuant to its charter, to retain or obtain advice from compensation consultants, legal counsel or other advisers to assist the Compensation Committee in fulfilling its duties and responsibilities. The Compensation Committee makes all determinations regarding the engagement, fees, and services of these advisors, and any such advisor reports directly to the Compensation Committee.

Independence of the Compensation Consultant. In 2020, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consulting firm, as advisers to the Compensation Committee on executive compensation matters, including benchmarking against our peer group and advising on compensation structures. The Compensation Committee takes into consideration the recommendations of its independent compensation consultant, but retains absolute discretion as to whether to adopt such recommendations in whole or in part, as it deems appropriate. The Compensation Committee considered the factors set forth in SEC rules and the requirements of the NYSE, including the nature and amount of the services provided by FW Cook and determined that there were no conflicts of interest resulting from the services FW Cook provided during 2020.

How We Make Pay Decisions

The Compensation Committee reviews our executive compensation program annually to assess whether our program structure continues to be aligned with our compensation philosophy and program objectives. In connection with this review, the Compensation Committee makes modifications and enhancements to our program and also evaluates and establishes target compensation opportunities for each of our NEOs.

The Compensation Committee’s decision making for our NEOs’ compensation is guided by various factors, including our executive compensation program objectives, achievement of financial and strategic objectives established by the Compensation Committee and a market analysis (as described below). The Compensation Committee does not weigh these factors in any predetermined manner, and no single factor is determinative in selecting compensation elements and setting compensation levels. The Compensation Committee reviews total compensation, along with the value of past equity awards, to assess the general competitiveness of compensation.

Market Analysis. For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews the compensation levels and practices of a group of peer companies that are similar to us in industry, size and/or growth. For 2020, the compensation peer group consisted of the following companies:

• Aspen Technology, Inc.	• Ebix, Inc.	• QTS Realty Trust, Inc.

• ATN International, Inc.	• Entegris, Inc.	• Shenandoah Telecommunications Co.

• Cogent Communications Holdings, Inc.	• Fair Isaac Corp.	• Tyler Technologies, Inc.

• Consolidated Communications Holdings, Inc.	• InterDigital, Inc.	• Universal Display Corporation

• CoreSite Realty Corporation	• Monolithic Power Systems, Inc.	• ViaSat, Inc.

• CyrusOne, Inc.	• Progress Software Corporation	• WEX Inc.

The above compensation peer group for 2020 was determined by the Compensation Committee, with input from our independent compensation consultant. The Compensation Committee reviews our compensation peer group periodically and adjusts the group, as needed. The compensation peer group allows the Compensation Committee to monitor the compensation practices of our primary competitors for executive talent. Compensation decisions are not based solely on competitive market data. Rather, this market data serves as one point of reference, among others, to aid in understanding the competitive market for executive positions in our industry.

Components of Compensation

The individual components of our executive compensation program consist primarily of (i) base salary, (ii) annual cash-based incentive bonus, (iii) equity awards, and (iv) retirement savings opportunities and other employee benefits.

Base Salary

Our NEOs receive a base salary to compensate them for services rendered to our company. The base salary payable to each NEO is intended to provide a fixed component of compensation to attract and retain talented and skilled employees and to reflect the executive’s skill set, experience, role and responsibilities. The Compensation Committee periodically reviews each NEO’s base salary, and may adjust the base salaries of our NEOs as part of its annual executive compensation review and in the event of a promotion or significant change in responsibilities. In establishing base salary amounts and adjustments, the Compensation Committee considers a number of factors, including compensation market data as discussed below, the position’s complexity and level of responsibility, and the assessment of the executive’s performance and other circumstances.

2020 Base Salary Decisions. During late 2019, the Compensation Committee, in consultation with FW Cook, reviewed the base salaries of Messrs. Roy, Morton and Nacht in light of the market for executive officer compensation and other factors described above in order to plan for 2020 compensation decisions. Based on such review, our Compensation Committee approved base salaries to ensure that our company remains competitive in attracting and retaining qualified executives. As a result, the base salaries of Messrs. Roy and Morton remained at $1,046,000 and $808,000, respectively, and Mr. Nacht’s base salary increased from $412,000 to $470,000 in recognition of his responsibilities and contributions to the performance of the Company. Mses. Young and Borden were appointed as executive officers in March 2020 and their base salaries for 2020 were $323,884 and $255,698, respectively.

Annual Incentive Compensation

Annual performance-based cash bonuses are designed to motivate and reward achievement of annual financial and strategic goals, which foster specific behaviors that drive stockholder value.

2020 Bonus Plan. For 2020, our Compensation Committee established target bonus amounts as a percentage of base salary for certain of our NEOs as follows: Mr. Roy – 125%; Mr. Morton – 125%; and Mr. Nacht – 85%, in addition to threshold and maximum bonus amounts described below. To earn such bonus amounts, the Compensation Committee established performance goals, with input from FW Cook, based on the achievement of targeted levels of revenue (weighted 25%) and Adjusted EBITDA (weighted 25%) and various Company strategic objectives (weighted 50% in total). The potential earn-out for the revenue and Adjusted EBITDA goals was 200%, while the strategic objectives was 100%, resulting in a combined maximum of 150% of the target bonus amount as follows:

Metric	Weighting (%)	x	Maximum Award as a Percentage of Target for Metric (%)	=	Maximum Award as a Percentage of Target Bonus Amount (%)
Revenue	25%		200%		50%
Adjusted EBITDA	25%		200%		50%
Strategic Objectives	50%		100%		50%
Total	100%				150%

2020 Financial Goals. The Compensation Committee selected revenue as a performance metric because it is a key part of our annual operating plan. The Compensation Committee also selected Adjusted EBITDA, defined as net income adjusted for interest expense, interest income, income taxes, depreciation and amortization of property and equipment and for specific and defined supplemental adjustments to exclude (i) non-cash equity-based compensation expense; (ii) equity in net losses of investments; and (iii) certain other items that the Company believes are not indicative of its core operating performance.

The following table sets forth the financial performance metrics, minimum, target and maximum performance levels, and actual performance results under the 2020 bonus plan (dollars in thousands):

Metric	Weighting (%)	Minimum ($)	Target ($)	Maximum ($)	Actual ($)
Revenue	25	462,600	514,000	555,120	511,547
Adjusted EBITDA	25	204,800	256,000	290,125	268,329	(1)

(1)	Adjusted EBITDA is a non-GAAP measure. For a reconciliation of net income to Adjusted EBITDA, see Appendix A.

The earn-out schedule for the revenue and Adjusted EBITDA performance goals was as follows:

	Revenue			Adjusted EBITDA
	2020 Revenue ($ in thousands)	Target Achieved (%)	Payout (% of Target)	2020 Adjusted EBITDA ($ in thousands)	Target Achieved (%)	Payout (% of Target)

Maximum	555,120	108.0	200.0	290,125	113.3	200.0
	544,840	106.0	175.0	286,720	112.0	190.0
	534,560	104.0	150.0	276,480	108.0	160.0
	524,280	102.0	125.0	266,240	104.0	130.0
Target	514,000	100.0	100.0	256,000	100.0	100.0
	503,720	98.0	85.0	245,760	96.0	80.0
	493,440	96.0	70.0	235,520	92.0	60.0
	483,160	94.0	55.0	225,280	88.0	40.0
	472,880	92.0	40.0	215,040	84.0	20.0
Threshold	462,600	90.0	25.0	204,800	80.0	0.0
	<462,600	<90.0	0.0	<204,800	<80.0	0.0

Awards under the 2020 bonus plan were based on an assessment of the Company’s financial performance and an evaluation of the performance of certain of our NEOs against the strategic objectives, as discussed below. In the event that financial performance falls anywhere between the specified performance levels described above, a predetermined sliding scale is applied to determine the appropriate payout. The following table sets forth the threshold, target and maximum bonus amounts based on achievement of the equally weighted financial goals:

Executive	Threshold ($)	Target ($)	Maximum ($)
Rob Roy	81,720	653,750	1,307,500
Thomas Morton	63,125	505,000	1,010,000
Gabe Nacht	24,969	199,750	399,500

2020 Strategic Objectives. For 2020, the Compensation Committee also established the following Company strategic objectives (collectively, weighted 50%), which we believe are a key part of our annual operating plan and critical to the success of the Company: (i) development and acquisition of additional land for expansion in Las Vegas; (ii) development and advancement of additional sectors in Reno; (iii) development and advancement of additional sectors in Georgia; (iv) execution of contract with development partner with respect to edge deployments; (v) continuation of the establishment of a strategic collaboration with one or more major cloud providers; and (vi) completion of certain corporate goals, including the preparation of environmental, social and governance materials, mitigation of financial controls and remediation of material weakness during our 2020 financial audit. In light of the COVID-19 pandemic causing significant disruptions to the United States and global economies, the Compensation Committee noted that all objectives were subject to the impact of COVID-19, recognizing that the full extent and nature of these impacts were unknowable at the time the goals were set.

The Compensation Committee established that 50% of the bonus amount for each of Messrs. Roy, Morton and Nacht under the 2020 bonus plan would be determined by the achievement of strategic objectives, with maximum payouts capped at target levels. Therefore, the target and maximum bonus amounts for achievement of strategic objectives were as follows: Mr. Roy – $653,750; Mr. Morton – $505,000; and Mr. Nacht – $199,750.

The Compensation Committee conducted a comprehensive review of multiple elements for each of the six strategic objectives, including completion of various construction milestones in Las Vegas, Reno and Georgia; execution of a contract with a development partner with respect to edge deployments; execution of agreements for cloud provider deployments; development and inclusion of environmental, social and governance materials in investor reports; and discussion with the independent auditors regarding the successful removal of our material weakness during our 2020 financial audit. The Compensation Committee reviewed over 15 elements, noting that three construction milestones were substantially complete or made substantial progress given delays in construction permits and zoning approvals that occurred during 2020 as a result of COVID-19, pushing out the completion of certain construction projects by three to six months. The Compensation Committee agreed that all other elements were achieved despite the impacts of COVID-19.

After the robust review discussed above, the Compensation Committee determined that the contributions of Messrs. Roy, Morton and Nacht had resulted in achievement of 100% of the Company strategic objectives in 2020.

2020 Bonus Plan Awards. Based on the Company’s achievement of the financial goals described in the table above and the achievement of 100% of the Company strategic objectives, the Compensation Committee awarded the following cash bonuses to Messrs. Roy, Morton and Nacht for 2020. The annual cash bonuses awarded to Messrs. Roy, Morton and Nacht for 2020 performance are also set forth in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

Executive	Bonus Plan Award ($)	Total Award as a Percentage of Target Bonus Amount (%)
Rob Roy	1,413,897	108.1
Thomas Morton	1,092,188	108.1
Gabe Nacht	432,009	108.1

As Mses. Young and Borden were appointed as executive officers in March 2020, a bonus plan using set financial and strategic goals did not apply to them with respect to 2020 compensation, but will apply with respect to their 2021 compensation. The annual cash bonuses awarded to Mses. Young and Borden for 2020 were discretionary bonuses of $238,406 and $231,658, respectively, taking into account each of their contributions towards our company in 2020. The annual cash bonuses awarded to Mses. Young and Borden for 2020 performance are also set forth in the Summary Compensation Table in the column titled “Bonus.”

Long-Term Equity Awards

Annual long-term equity awards have generally consisted of RSUs and stock options. We believe that equity compensation in the form of RSU and stock option awards, typically vesting over four years, effectively recognizes the anticipated future contributions and services of our NEOs and supports our compensation objective of aligning the interests of our NEOs with those of our stockholders. As discussed above, the Compensation Committee, in consultation with FW Cook, reviewed the executive compensation program for potential enhancements, and in March 2021, we moved towards annual long-term equity awards consisting of RSUs and PSUs. We believe this enhancement further supports alignment between management and long-term stockholders.

2020 Long-Term Equity Awards. We adopted the 2017 Plan to facilitate the grant of cash and equity incentives to directors, employees (including our NEOs) and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success.

During 2020, Messrs. Roy, Morton and Nacht received grants of equity awards covering shares of our Class A common stock, in recognition of their contributions and ongoing service to our company. These awards are appropriate to effectively motivate, reward and retain our NEOs, and to further align their interests with our stockholders. In March 2020, our Compensation Committee recommended and the Board approved awards to (i) Mr. Roy of 183,946 RSUs and 627,166 options, (ii) Mr. Morton of 96,989 RSUs and 330,688 options, and (iii) Mr. Nacht of 46,822 RSUs and 159,642 options. In each case, 25% of the RSUs and 25% of the options vested on March 2, 2021, and the remaining RSUs and options will vest in equal installments on each of

March 2, 2022, 2023, and 2024. The aggregate grant date fair value of the RSU awards and option awards to each NEO are set forth in the Summary Compensation Table in the columns titled “Stock Awards” and “Option Awards,” respectively.

As Mses. Young and Borden were appointed as executive officers in March 2020, their long-term equity award structure was different in 2020, but as described above under “2021 Enhancements and Implementation of Performance-Vesting Restricted Stock Unit Awards,” they, along with Messrs. Roy, Morton and Nacht, will each be granted a mix of PSUs and RSUs.

For 2020, Ms. Young was awarded 17,500 RSUs, 25% of which vested on January 2, 2021 and the remaining RSUs will vest in equal installments on each of January 2, 2022, 2023, and 2024. The aggregate grant date fair value of the RSU award to Ms. Young is set forth in the Summary Compensation Table in the column titled “Stock Awards.” Ms. Borden did not receive any equity awards in 2020.

Other Elements of Compensation

Retirement Plans. We currently maintain a 401(k) retirement savings plan for our employees, including our NEOs, who are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code of 1986, as amended (the “Code”), allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and providing matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.

Health/Welfare Plans. All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including:

•	medical, dental and vision benefits;

•	medical and dependent care flexible spending accounts and health savings accounts;

•	short-term and long-term disability insurance; and

•	life insurance.

Other. In addition, we pay on behalf of our NEOs supplemental long-term disability premiums. We provide to certain of our NEOs a car allowance, property and equipment for a remote office, provision of or reimbursement for the cost of remote internet connectivity, and personal use of a company-leased aircraft.

We believe the perquisites described above and in the Summary Compensation Table below are necessary and appropriate to provide a competitive compensation package to our NEOs.

Severance Arrangements and Payments Upon a Change of Control

As further described under the heading “Potential Payments Upon Termination or Change in Control,” we entered into executive severance agreements with each of Messrs. Roy, Morton and Nacht (each, an “Executive Severance Agreement”). Each Executive Severance Agreement provides that the executive is eligible to receive certain payments and benefits in the event of a “qualifying termination” and enhanced payments and benefits in the event of a “change of control termination.” A “qualifying termination” means a termination for “good reason,” a termination without “cause” or a termination due to death or disability. A “change in control termination” means a qualifying termination within six months prior to, on or within 24 months following, a “change in control.” The benefits are payable under the Executive Severance Agreements only if the executive executes a general release of claims, and complies with his post-employment confidentiality, non-disparagement, non-competition and non-solicitation obligations. We do not have executive severance agreements with Mses. Young or Borden.

Prohibitions Against Pledging and Hedging

The Company’s Insider Trading Compliance Policy prohibits our officers, directors and employees from pledging Switch’s stock as collateral to secure loans and from engaging in hedging transactions, including zero-cost collars and forward sale contracts unless approved by the Board. It further prohibits margin purchases of Switch’s stock, short sales of Switch’s stock, and any transactions in puts, calls or other derivative securities involving Switch’s stock.

Compensation Risk Assessment

We conducted an assessment of our compensation policies and practices for our employees and concluded that these policies and practices are not reasonably likely to have a material adverse effect on us.

Compensation Committee Report

Our Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on that review and discussion, our Compensation Committee approved the Compensation Discussion and Analysis for inclusion in this proxy statement and incorporation by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Respectfully submitted,

Bryan Wolf (Chair)

Kim Sheehy

Donald D. Snyder

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of our NEOs for the fiscal years ended December 31, 2020, 2019 and 2018:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Rob Roy	2020	1,046,000	—	2,749,993	2,746,987	1,413,897	257,905	8,214,782
Chief Executive Officer	2019	1,046,000	—	2,396,869	2,393,805	1,439,995	223,760	7,500,429
	2018	1,025,000	—	3,804,152	2,396,875	974,380	42,211	8,242,618
Thomas Morton	2020	808,000	—	1,449,986	1,448,413	1,092,188	117,277	4,915,864
President, Chief Legal Officer and Secretary	2019	808,000	—	790,173	789,160	1,112,348	95,314	3,594,995
	2018	792,325	—	1,824,449	790,175	602,557	34,573	4,044,079
Gabe Nacht	2020	470,000	—	699,989	699,232	432,009	14,346	2,315,576
Chief Financial Officer	2019	412,000	—	650,996	650,166	385,687	14,203	2,113,052
	2018	400,000	—	1,066,781	651,000	258,567	20,486	2,396,834
Melissa Young(3)	2020	323,884	238,406	260,400	—	—	46,311	869,001
Chief Information Officer
Teresa Borden(3)	2020	255,698	231,658	—	—	—	14,746	502,102
Chief Construction Officer

(1)

Amounts reflect the grant date fair value of equity awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all equity awards in Note 12, Equity-Based Compensation, to our audited consolidated financial statements included in our annual reports on Form 10-K for the years ended December 31, 2018, 2019, and 2020. For information regarding equity awards granted during 2020, see “— Components of Compensation — 2020 Long-Term Equity Awards.” For information regarding the equity awards held as of December 31, 2020, see the “— Outstanding Equity Awards at Fiscal Year-End” table below.

(2)

The 2020 amount in the table for Mr. Roy consists of (a) $227,336 related to Mr. Roy’s personal use of a company-leased aircraft based on the incremental cost to the Company, which is calculated based on the flight-specific costs of the personal flights and includes costs such as fuel, maintenance, landing and hangar fees, and associated travel costs for the crew, but excludes fixed costs such as the cost to lease the aircraft, depreciation and other overhead costs, (b) $11,400 related to 401(k) matching contributions, and (c) a car allowance, supplemental long-term disability premiums and health savings account contributions. The 2020 amount in the table for Mr. Morton consists of (a) $37,385 related to a car allowance, (b) $33,900 related to depreciation of property and equipment for a remote office, (c) $31,869 related to Mr. Morton’s personal use of a company-leased aircraft based on the incremental cost to the Company, (d) $11,400 related to 401(k) matching contributions, and (e) supplemental long-term disability premiums and reimbursement for the cost of remote internet connectivity. The 2020 amount in the table for Mr. Nacht consists of (a) $11,400 related to 401(k) matching contributions and (b) supplemental long-term disability premiums and reimbursement for the cost of remote internet connectivity. The 2020 amount in the table for Ms. Young consists of (a) $33,152 related to the provision of remote internet connectivity, (b) $11,400 related to 401(k) matching contributions, and (c) supplemental long-term disability premiums. The 2020 amount in the table for Ms. Borden consists of (a) $10,904 related to 401(k) matching contributions and (b) supplemental long-term disability premiums and provision of remote internet connectivity.

(3)	In March 2020, our Board approved the designation and appointment of Mses. Young and Borden as executive officers.

Gabe Nacht Offer Letter

On January 7, 2016, in connection with his hiring, we entered into an offer letter with Gabe Nacht, our Chief Financial Officer. Pursuant to the offer letter, Mr. Nacht receives an annual base salary, which was initially set at $350,000 (and which was subsequently increased. See “— Summary Compensation Table” table above), and is eligible to receive an annual discretionary cash performance bonus, the amount of which will be determined based on the annual financial performance of Switch, Ltd. and individual performance. Pursuant to the offer letter, Mr. Nacht reports directly to Thomas Morton, our President, Chief Legal Officer and Secretary.

In connection with entering into the offer letter, Mr. Nacht received a grant of 500,000 incentive units in Switch, Ltd., which were scheduled to vest in equal annual installments of 25% over four years beginning on the first anniversary of the grant date. In 2017, the incentive units accelerated in full in connection with the closing of our initial public offering and were converted to 337,353 Common Units of Switch, Ltd. In addition, Mr. Nacht is eligible to participate in customary health, welfare and fringe benefit plans. The offer letter was subject to Mr.  Nacht executing a non-disclosure and inventions agreement and a confidentiality agreement.

Grants of Plan-Based Awards

The following table sets forth summary information on potential payment opportunities in respect of 2020 performance for each of our NEOs and equity awards granted to them during 2020:

Name(1)(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise Price Per Share of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(6)

	Grant Date	Threshold ($)(3)	Target ($)(4)	Maximum ($)(5)
Rob Roy	N/A	81,720	1,307,500	1,961,250
	3/2/2020						627,166	(7)	14.95	2,746,987
	3/2/2020				183,946	(7)				2,749,993
Thomas Morton	N/A	63,125	1,010,000	1,515,000
	3/2/2020						330,688	(7)	14.95	1,448,413
	3/2/2020				96,989	(7)				1,449,986
Gabe Nacht	N/A	24,969	399,500	599,250
	3/2/2020						159,642	(7)	14.95	699,232
	3/2/2020				46,822	(7)				699,989
Melissa Young(1)	1/2/2020				17,500	(8)				260,400

(1)	As Mses. Young and Borden were appointed as executive officers in March 2020, a bonus plan using set financial and strategic goals did not apply to them with respect to 2020 compensation.
(2)	Ms. Borden did not receive any equity awards in 2020.
(3)

Amounts reflect potential awards for the achievement of 2020 revenue of $462.6 million, 2020 Adjusted EBITDA of $204.8 million, and no achievement of the 2020 Company strategic objectives. No awards would be payable if 2020 revenue was below $462.6 million and Adjusted EBITDA was below $204.8 million.

(4)	Amounts reflect potential awards for the achievement of 2020 revenue of $514.0 million, 2020 Adjusted EBITDA of $256.0 million, and the full achievement of the 2020 Company strategic objectives.
(5)	Amounts reflect potential awards for the achievement of 2020 revenue of $555.1 million, 2020 Adjusted EBITDA of $290.1 million, and the full achievement of the 2020 Company strategic objectives.
(6)

Amounts reflect the grant date fair value of equity awards computed in accordance ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all equity awards in Note 12, Equity-Based Compensation, to our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2020.

(7)	Each award vests in equal installments on March 2, 2021, 2022, 2023 and 2024.
(8)	This award vests in equal installments on January 2, 2021, 2022, 2023 and 2024.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by each NEO as of December 31, 2020:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Rob Roy(1)	583,728	—		17.00	10/5/2027	1,500,000	(2)	24,555,000	(3)
	651,073	651,072	(4)	6.97	12/13/2028	10,127	(5)	165,779	(6)
	189,985	569,953	(7)	10.66	3/14/2029	171,942	(4)	2,814,691	(6)
	—	627,166	(8)	14.95	3/2/2030	168,635	(7)	2,760,555	(6)
						183,946	(8)	3,011,196	(6)
Thomas Morton	1,447,805	—		17.00	10/5/2027	94,426	(9)	1,545,754	(3)
	214,638	214,638	(10)(11)	6.97	12/13/2028	56,684	(10)(11)	927,917	(6)
	62,632	187,895	(10)(12)	10.66	3/14/2029	55,594	(10)(12)	910,074	(6)
	—	330,688	(10)(13)	14.95	3/2/2030	96,989	(10)(13)	1,587,710	(6)
Gabe Nacht	162,647	—		17.00	10/5/2027	46,700	(11)(14)	764,479	(6)
	176,834	176,833	(11)(14)	6.97	12/13/2028	45,802	(12)(14)	749,779	(6)
	51,601	154,801	(12)(14)	10.66	3/14/2029	46,822	(13)(14)	766,476	(6)
	—	159,642	(13)(14)	14.95	3/2/2030
Melissa Young	193,579	—		17.00	10/5/2027	50,000	(15)	818,500	(6)
						13,125	(16)	214,856	(6)
						17,500	(17)	286,475	(6)
Teresa Borden	117,529	—		17.00	10/5/2027	—		—

(1)

Does not reflect that approximately 329,000 unvested stock options, 1,049,000 vested options, and 477,000 unvested RSUs and Common Units shown in the table are subject to transfer, on a date agreed upon by the parties, to Mr. Roy’s former spouse pursuant a DRO.

(2)

Represents Common Units associated with the CEO Award (as defined below). The remaining unvested portion of the Common Units vests in four equal installments on January 11, 2021, April 11, 2021, July 11, 2021, and October 11, 2021. Vesting is subject to the executive’s continued service and the award will vest in full upon a termination without cause, for good reason or due to the executive’s death or disability, subject to his timely execution and non-revocation of a release of claims. In the event of a change in control of our company or Switch, Ltd. (and subject to the executive’s continued service), the awards will vest in full immediately prior to such event. For each Common Unit received by Mr. Roy, we issued one share of our Class C common stock to Mr. Roy. In November 2019, at the request of our Board, the holders of Class C common stock converted each share of Class C common stock held by them into one share of Class B common stock pursuant to our Articles of Incorporation.

(3)

There is no public market for the Common Units, which are exchangeable for shares of Class A common stock on a one-for-one basis. For purposes of this disclosure, we have valued the Common Units based on the closing price of our Class A common stock on December 31, 2020 of $16.37.

(4)	The remaining unvested portions of these stock option and RSU grants each vest in two equal installments on March 7, 2021 and 2022. Vesting is subject to the executive’s continued service.
(5)

Represents RSUs covering shares of our Class A common stock and comprising a portion of the CEO Award. The remaining unvested portion of this RSU grant vests in four equal installments on January 11, 2021, April 11, 2021, July 11, 2021, and October 11, 2021. Vesting is subject to the executive’s continued service and the award will vest in full upon a termination without cause, for good reason or due to the executive’s death or disability, subject to his timely execution and non-revocation of a release of claims. In the event of a change in control of our company or Switch, Ltd. (and subject to the executive’s continued service), the awards will vest in full immediately prior to such event.
(6)	Market value is determined based on the closing price of our Class A common stock on December 31, 2020 of $16.37.
(7)	The remaining unvested portion of these stock option and RSU grants each vest in three equal installments on March 14, 2021, 2022, and 2023. Vesting is subject to the executive’s continued service.
(8)	These stock option and RSU grants each vest in four equal installments on March 2, 2021, 2022, 2023, and 2024. Vesting is subject to the executive’s continued service.
(9)

Represents Common Units associated with the President Award (as defined below). The remaining unvested portion of the Common Units vests in four equal installments on January 11, 2021, April 11, 2021, July 11, 2021, and October 11, 2021. Vesting is subject to the executive’s continued service and the award will vest in full upon a termination without cause, for good reason or due to the executive’s death or disability, subject to his timely execution and non-revocation of a release of claims. In the event of a change in control of our company or Switch, Ltd. (and subject to the executive’s continued service), the awards will vest in full immediately prior to such event. For each Common Unit received by Mr. Morton, we issued one share of our Class B common stock to Mr. Morton.

(10)

The vesting of these stock option and RSU grants (the “Morton Equity Awards”) is subject to the executive’s continued service and in the event of Mr. Morton’s termination for any reason other than his decision to terminate without good reason or cause, all unvested stock options and RSUs will vest immediately.

(11)	The remaining unvested portions of these stock option and RSU grants each vest in two equal installments on March 7, 2021, and 2022.
(12)	The remaining unvested portions of these stock option and RSU grants each vest in three equal installments on March 14, 2021, 2022, and 2023.
(13)	These stock option and RSU grants each vest in four equal installments on March 2, 2021, 2022, 2023, and 2024.
(14)

The vesting of these stock option and RSU grants (the “Nacht Equity Awards”) is subject to the executive’s continued service and in the event of Mr. Nacht’s termination for any reason other than his decision to terminate without good reason or cause, all unvested stock options and RSUs will vest immediately.

(15)	The remaining unvested portions of this RSU grant vest in two equal installments on January 2, 2021 and 2022.
(16)	The remaining unvested portions of this RSU grant vest in three equal installments on January 2, 2021, 2022, and 2023.
(17)	This RSU grant vests in four equal installments on January 2, 2021, 2022, 2023, and 2024.

Option Exercises and Stock Vested

The following table sets forth information concerning the exercise of stock options and the vesting of RSU and Common Unit awards by our NEOs during 2020:

	Option Awards		Stock Awards
Name(1)	Number of Shares Acquired in Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Rob Roy	—	—	1,653,680	27,137,073
Thomas Morton	—	—	141,707	2,217,550
Gabe Nacht	—	—	38,951	529,513
Melissa Young	—	—	29,705	442,010

(1)	Ms. Borden did not exercise any stock options or vest in any RSU awards during 2020.
(2)	Includes shares of Class A common stock acquired upon settlement of dividends accrued on RSUs prior to their vesting.

(3)	Market value is based on the closing price of our Class A common stock on the date the RSU or Common Unit award vested.

Potential Payments Upon Termination or Change in Control

Executive Severance Agreements

On April 10, 2019, we entered into an Executive Severance Agreement with each of Messrs. Roy, Morton and Nacht. Each Executive Severance Agreement provides that the executive is eligible to receive certain payments and benefits in the event of a “qualifying termination” and enhanced payments and benefits in the event of a “change of control termination.” A “qualifying termination” means a termination for “good reason,” a termination without “cause” or a termination due to death or disability. A “change in control termination” means a qualifying termination within six months prior to, on or within 24 months following, a “change in control.”

In the event of a “qualifying termination,” each executive is entitled to receive:

•

an amount equal to his annual base salary payable over (i) 18 months in the case of Mr. Roy; (ii) 15 months in the case of Mr. Morton; and (iii) 12 months in the case of Mr. Nacht following the termination date;

•	a lump-sum payment equal to his cash performance bonus for the year of termination, pro-rated based on the percentage of the year worked prior to the triggering event;

•

accelerated vesting of the portion of outstanding time-based equity awards (excluding certain restricted stock units held by Mr. Roy) that would have vested if the named executive officer had remained employed for (i) 18 months in the case of Mr. Roy; (ii) 15 months in the case of Mr. Morton; and (iii) 12 months in the case of Mr. Nacht following the termination date;

•

extension of the post-termination exercise period for any outstanding vested stock options held by the named executive officer at the date of termination through the later of (i) 36 months after his date of termination or (ii) the expiration date of such stock options; and

•	up to 18 months of subsidized COBRA benefits.

In the event of a “change in control termination,” each executive is entitled to receive:

•

an amount equal to (i) two times his annual base salary in the case of Mr. Roy, payable over 24 months; (ii) 1.5 times in the case of Mr. Morton, payable over 18 months; and (iii) one times his annual base salary in the case of Mr. Nacht, payable over 12 months following the termination date; provided, that:

(1)

if such change in control termination occurs prior to a change in control then any amounts that have not been paid prior to the consummation of such change in control instead shall be paid in a single cash lump-sum on date of the change in control; and

(2)	if such change in control termination occurs on or after a change in control, then such amount shall be paid in a single lump-sum within 60 days following the termination;

•	a lump-sum payment of his cash performance bonus for the year of termination, pro-rated based on the percentage of the year worked prior to the triggering event;

•	accelerated vesting of all outstanding equity awards subject solely to time-based vesting as of the later of (i) the termination date or (ii) the change of control;

•

extension of the post-termination exercise period for any outstanding vested stock options held by the named executive officer at the date of termination through the later of (i) 36 months after his date of termination or (ii) the expiration date of such stock options; and

•	up to 18 months of subsidized COBRA benefits.

The benefits described above for our executives are only payable if they execute a general release of claims, and comply with the post-employment confidentiality, non-disparagement, non-competition and non-solicitation obligations. The Executive Severance Agreements further provide that in connection with the sale of all or substantially all of our business or assets, the acquirer of such assets will assume and perform the agreements, or replace them with substantially similar agreements. We do not have executive severance agreements with each of Mses. Young or Borden.

Equity Awards

As previously disclosed, in connection with our initial public offering, we granted to each of Messrs. Roy and Morton an award covering 7,500,000 incentive units of Switch, Ltd. (the “CEO Award”) and 1,511,527 incentive units of Switch, Ltd. (the “President Award”), respectively. As mentioned above, each of the CEO Award and President Award, and the RSUs granted to Mr. Roy as part of the CEO Award, will vest in full upon a termination of Mr. Roy or Mr. Morton, as applicable, without “cause,” for “good reason” (each, as defined in the applicable award agreement) or due to the executive’s death or disability, subject to his timely execution and non-revocation of a release of claims. In the event of a “change in control” of our company or Switch, Ltd. or “sale of the company” (each, as described in the applicable award agreement), and subject to the executive’s continued service, the CEO Award (and the related RSU award) and the President Award will vest in full immediately prior to such event. The other RSU equity awards held by Mr. Roy are not subject to accelerated vesting provisions.

In addition, the Morton Equity Awards and the Nacht Equity Awards will vest in full immediately upon Mr. Morton’s or Mr. Nacht’s, as applicable, termination of service for any reason other than termination by Mr. Morton or Mr. Nacht, as applicable, without “good reason” or “cause.”

In the event of termination of service for any reason, any unvested RSUs and stock options of Mses. Young and Borden will immediately and automatically be cancelled and forfeited. In addition, in the event of a “change in control” of our company or Switch, Ltd. or “sale of the company” (each, as described in the applicable award agreement), the RSUs and stock options of Mses. Young and Borden will vest immediately before such change in control.

With respect to PSUs granted to each NEO in March 2021, such award will (i) vest at “target” upon a termination due to such executive’s death or disability, and (ii) vest at a “pro-rata acceleration amount” upon a termination of executive without “cause” or for “good reason” (each, as defined in the applicable award agreement). In the event of a “change in control” of our company or Switch, Ltd. or “sale of the company” (each, as described in the applicable award agreement), and subject to the executive’s continued service, PSU awards will vest in full immediately prior to such event.

None of our NEOs are eligible to receive any other change in control or severance payments or benefits.

Definitions

For purposes of the CEO Award, the President Award, the Morton Equity Awards and the Nacht Equity Awards, awards of PSUs and, where applicable, the Executive Severance Agreements (unless otherwise defined in an employment agreement), the following defined terms apply:

•

“cause” generally means the executive’s (i) willful failure to substantially perform his duties (other than any such failure resulting from incapacity due to physical or mental illness or any such actual or anticipated failure after the executive’s issuance of a notice of termination for good reason), after a written demand for performance is delivered to the Board, which demand specifically identifies the manner in which the Board believes that the executive has not performed his duties; (ii) commission of an act of fraud or material dishonesty resulting in reputational, economic or financial injury;

(iii) commission of, including any entry of a guilty or no contest plea to, a felony or other crime involving moral turpitude; (iv) material breach of fiduciary duty which results in reputational, economic or other injury; or (v) material breach of obligations under a written agreement between the company (or an affiliate) and the executive, including without limitation, a material breach of the Switch Operating Agreement;

•

“good reason” generally means the occurrence of any one or more of the following events without the executive’s prior written consent: (i) a material diminution in position (including status, offices, titles and reporting requirements); (ii) a material diminution in authority, duties or responsibilities; (iii) a material reduction of base salary (or target bonus compensation in the case of the Executive Severance Agreements); (iv) a material change in the geographic location at which executive must perform services by more than 25 miles (50 miles in the case of the Executive Severance Agreements); or (v) the company’s (or its affiliate’s) material breach of the award agreement or the Executive Severance Agreement, as applicable. With respect to the Executive Severance Agreements, clauses (i) and (iv) must be in connection with a change in control;

•

“change in control” generally means: (i) a transaction or series of transactions whereby any person or related group of persons directly or indirectly acquires beneficial ownership of securities of the company possessing more than 50% of the total combined voting power of the company’s securities outstanding immediately after such acquisition; (ii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) whose election by the Board or nomination for election by the company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the consummation by the company of a merger, consolidation, reorganization, or business combination or a sale or other disposition of all or substantially all of the company’s assets in any single transaction or series of related transactions or the acquisition of assets or stock of another entity, in each case other than a transaction which results in the company’s voting securities outstanding immediately before the transaction continuing to represent at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity (other than a person or group owning such voting securities of the successor entity solely as a result of owning voting securities of the company prior to such transaction); or (iv) the consummation of a liquidation or dissolution of the company; and

•

“sale of the company” is generally defined as (a) a merger or consolidation transaction in which Switch, Ltd. or its subsidiary is a constituent party, in each case, except for any such transaction in which Switch, Ltd.’s securities outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for securities of another entity that represent, immediately following such transaction, at least a majority, by voting power, of the securities of (1) the surviving or resulting entity; or (2) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such transaction, the parent entity of such surviving or resulting entity; (b) any transaction or series of transactions pursuant to which any unaffiliated third parties in the aggregate acquire securities of Switch, Ltd. possessing the voting power to elect a majority of the Switch, Ltd. board (whether by merger, consolidation, reorganization, combination, sale or transfer of Switch Ltd.’s securities or otherwise), or (c) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Switch, Ltd. or any of its subsidiaries of all or substantially all the assets of Switch, Ltd. and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of Switch, Ltd.

2020 Potential Termination Payments Table

The table below sets forth information about the potential payments and benefits our NEOs who were employed by the Company on December 31, 2020, may receive under applicable Executive Severance Agreements and/or applicable provisions in equity grant agreements, as in effect on December 31, 2020, upon (i) the termination of their employment with the Company, (ii) a change in control, or (iii) the sale of the Company. The amounts shown in the table below are estimates of the payments that each NEO would receive in certain instances assuming a hypothetical employment termination date, change of control date or sale of the Company date of December 31, 2020. The amounts actually payable will be determined only upon (i) the termination of employment of each NEO, (ii) a change of control, or (iii) the sale of the Company, taking into account the facts and circumstances surrounding the NEO’s termination of employment, change of control or sale of the Company, and are qualified in all respects by the terms of the applicable agreements and applicable law. We do not have executive severance agreements with each of Mses. Young or Borden. In the event of termination of service for any reason, any unvested RSUs of Mses. Young and Borden will immediately and automatically be cancelled and forfeited. In addition, in the event of a “change in control” of our company or Switch, Ltd. or “sale of the company” (each, as described in the applicable award agreement), the unvested RSUs of Mses. Young and Borden will vest immediately before such change in control.

Name	Payment	Change in Control or Sale of the Company ($)	Termination Without Cause, For Good Reason, or Upon Death or Disability ($)	Change in Control Termination ($)
Rob Roy	Base Salary	—	1,046,000	2,092,000
	Bonus	—	1,413,897	1,413,897
	Accelerated Vesting of Common Units and RSUs(1)	24,720,781	30,881,439	33,307,223
	Accelerated Vesting of Stock Options(2)	—	8,734,987	10,265,086
	Continued Health Benefits	—	25,322	25,322
Thomas Morton	Base Salary	—	808,000	1,212,000
	Bonus	—	1,092,188	1,092,188
	Accelerated Vesting of Common Units and RSUs(1)	1,545,754	4,971,455	4,971,455
	Accelerated Vesting of Stock Options(2)	—	3,560,055	3,560,055
	Continued Health Benefits	—	26,948	26,948
Gabe Nacht	Base Salary	—	470,000	470,000
	Bonus	—	432,009	432,009
	Accelerated Vesting of RSUs(1)	—	2,280,734	2,280,734
	Accelerated Vesting of Stock Options(2)	—	3,067,478	3,067,478
	Continued Health Benefits	—	27,394	27,394

(1)	Reflects the value of accelerated vesting of Common Units and RSUs based on the closing price of our Class A common stock on December 31, 2020 of $16.37.
(2)

Reflects the value of accelerated vesting of stock options equal to the excess of (a) the closing price of our Class A common stock on December 31, 2020 of $16.37 over (b)  the applicable exercise price of the options.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to determine and disclose the pay ratio of our CEO to that of our median compensated employee.

To determine total compensation, we used: the W-2 Gross Wages amount for all active employees as of December 31, 2020 who were employed during the entire 2020 calendar year (excluding our CEO); and annualized the compensation of active employees who were hired in 2020 but did not work for us the entire fiscal year. Other than the foregoing, we did not make any assumptions, adjustments or estimates with respect to our employees’ salary and wages as reflected in our payroll records, and used this consistently applied compensation measure to identify our median employee. We calculated annual total compensation for our median employee using the same methodology we use for our NEOs as set forth in the 2020 Summary Compensation Table above in this proxy statement.

As disclosed in the 2020 Summary Compensation Table above, the annual total compensation for fiscal year 2020 for our CEO was $8,214,782. The annual total compensation for the median compensated employee for fiscal year 2020 was $73,920. The resulting CEO to median employee pay ratio is approximately 111 to 1.

DIRECTOR COMPENSATION

Our Board has approved a compensation program (the “Director Compensation Program”) for our non-employee directors. This program is intended to fairly compensate our directors for the time and effort necessary to serve on the Board. The Director Compensation Program consists of the components listed below:

•	Annual Cash Retainer: $67,500

•

Annual Equity Retainer: Valued on the date of grant at $200,000 and to be granted at each annual stockholder meeting; provided that a new non-employee director will receive a pro-rata portion of such award based on such director’s service period on the Board between the appointment date and the next annual stockholder meeting. Each award will vest in full on the earlier of the one-year anniversary of the grant date and the date of the annual stockholder meeting following the grant date.

•	Lead Independent Director Retainer: $20,000

•	Annual Committee Chair Retainers:

•	Audit: $22,500

•	Compensation: $20,000

•	Nominating and Corporate Governance: $15,000

•	Annual Committee Member Retainers:

•	Audit: $10,000

•	Compensation: $10,000

•	Nominating and Corporate Governance: $6,250

The cash retainers are paid in quarterly installments in arrears.

The following table contains information concerning the compensation of our non-employee directors in 2020:

Name(1)	Fees Paid in Cash ($)	Stock Awards(2)(3) ($)	Option Awards(3) ($)	Total ($)
Angela Archon	12,292	119,994	—	132,286
Liane Pelletier	12,292	119,994	—	132,286
Zareh Sarrafian	83,750	199,994	—	283,744
Kim Sheehy	98,333	199,994	—	298,327
Donald D. Snyder	112,500	199,994	—	312,494
Tom Thomas	71,875	199,994	—	271,869
Bryan Wolf	95,833	199,994	—	295,827

(1)

Mr. Roy, our Chief Executive Officer, is not included in this table as he was an employee of the Company in 2020 and did not receive compensation for his services as a director. All compensation paid to Mr. Roy for the services he provided to us in 2020 is reflected in the Summary Compensation Table.

(2)

Amounts reflect the grant date fair value of 8,021 RSAs granted to each of Mses. Archon and Pelletier on November 4, 2020 and 11,723 RSAs granted to each of the remaining eligible directors on June 12, 2020 pursuant to the 2017 Plan. These RSAs will vest in full on June 11, 2021. The grant date fair value of the RSAs was computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all equity awards in Note 12, Equity-Based Compensation, to our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2020.

(3)	The following table sets forth summary information regarding the outstanding equity awards held by each director named below as of December 31, 2020:

Name	Number of Stock Awards That Have Not Vested (#)	Number of Securities Underlying Unexercised Option Awards (#)
Angela Archon	8,021	—
Liane Pelletier	8,021	—
Zareh Sarrafian	11,723	—
Kim Sheehy	11,723	—
Donald D. Snyder	11,723	99,438
Tom Thomas	11,723	—
Bryan Wolf	11,723	—

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee appoints, compensates, retains and oversees our auditors. The Audit Committee engages in an annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence and considers the advisability and potential impact of selecting a different independent registered certified public accounting firm.

Our Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2021. Notwithstanding the appointment of PwC, and even if our stockholders ratify their appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2021. Our Board is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If our stockholders do not ratify the appointment of PwC, our Audit Committee may reconsider the appointment or may continue to retain PwC.

Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ACCOUNTING RELATED MATTERS

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by PwC for the years ended December 31:

Type of Fees	2020 ($)	2019 ($)
Audit Fees	3,099,500	4,043,351
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	2,700	123,718

Total Fees	3,102,200	4,167,069

•

“Audit Fees” include billed and unbilled fees for the audit of our consolidated financial statements and internal control over financial reporting included in our annual report on Form 10-K, the review of the unaudited interim financial statements included in our quarterly report on Form 10-Q, comfort letter procedures related to the issuance of our senior unsecured notes in 2020, and other professional services related to various consultation matters; and

•	“All Other Fees” include fees related to the integration of information technology systems in 2019 and software licensing fees for a technical accounting research tool.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditors are engaged to perform it.

The Audit Committee considered the compatibility of the provision of other services by its registered public accountant with the maintenance of its independence. Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by PwC, as described above.

Audit Committee Report

Our Audit Committee issued the following report for inclusion in this proxy statement for the 2021 annual meeting of stockholders.

1. The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2020 with management of Switch, Inc. and with Switch, Inc.’s independent registered public accounting firm, PricewaterhouseCoopers LLP.

2. The Audit Committee has discussed with PricewaterhouseCoopers LLP those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”).

3. The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning the accountant’s independence, and has discussed with PricewaterhouseCoopers LLP its independence from Switch, Inc. and its management.

4. Based on the review and discussions referenced to in paragraphs 1 through 3 above, the Audit Committee recommended to our Board that the audited consolidated financial statements for the year ended December 31, 2020 be included in the Annual Report on Form 10-K for that year for filing with the SEC.

Respectfully submitted,

Kim Sheehy (Chair)

Zareh Sarrafian

Bryan Wolf

PROPOSAL NO. 3

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our stockholders are being provided with an advisory (non-binding) vote on executive compensation. Although the vote is advisory and is not binding on the Board, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. This proposal is commonly known as a “Say-on-Pay” vote.

Consistent with the desire of the Company’s stockholders expressed at the 2020 annual meeting of stockholders to conduct the advisory vote on executive compensation annually, the Company has elected to provide for annual votes on executive compensation.

The Board is committed to corporate governance best practices and recognizes the significant interest of stockholders in executive compensation matters. As discussed in the Compensation Discussion and Analysis, the Compensation Committee believes it maintains an executive compensation program that appropriately aligns pay and performance and builds value for the Company’s stockholders. We encourage you to read our Compensation Discussion and Analysis contained in this proxy statement for a more detailed discussion of our compensation policies and procedures.

In accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC in the Proxy Statement for the 2021 annual meeting of stockholders.”

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION ON OUR NAMED EXECUTIVE OFFICER COMPENSATION.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Our Board has adopted a written Related Person Transaction Policy and Procedures, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we (including any of our subsidiaries) are, were or will be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person has, had or will have a direct or indirect material interest.

Under the policy, management is responsible for implementing procedures to obtain information with respect to potential related person transactions, and then determining whether such transactions constitute related person transactions subject to the policy. Management then is required to present to the Audit Committee each proposed related person transaction. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. If advance Audit Committee approval of a related person transaction is not feasible, then the transaction may be preliminarily entered into by management upon prior approval by the Chairperson of the Audit Committee, subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting. Management is responsible for updating the Audit Committee as to any material changes to any approved or ratified related person transaction and for providing a status report at least annually of all current related person transactions at a regularly scheduled meeting of the Audit Committee. No director may participate in approval of a related person transaction for which he or she is a related person. Unless noted otherwise, all of the transactions, agreements or relationships described in this section occurred prior to the adoption of this policy on October 5, 2017.

The following are certain transactions, arrangements and relationships with our directors, executive officers and stockholders owning 5% or more of our outstanding Class A common stock, our Class B common stock or our Class C common stock (a “Related Party Stockholder”). We believe that the terms of such agreements are as favorable as those we could have obtained from parties not related to us.

Lease Agreements

Each of Tom Thomas, a member of our Board and a Related Party Stockholder, and Peter Thomas, a Related Party Stockholder, indirectly holds approximately 3% of the membership interests of Beltway Business Park Warehouse No. 1, LLC (“BBP Warehouse 1”) and approximately 4% of the membership interests of each of Beltway Business Park Office No. 1, LLC, Beltway Business Park Office No. 2, LLC, Beltway Business Park Warehouse No. 3, LLC, Beltway Business Park Warehouse No. 4, LLC, Beltway Business Park Warehouse No. 6, LLC, and Beltway Business Park Warehouse No. 8, LLC (together with BBP Warehouse 1, the “Beltway Entities”). Switch, Ltd. is a party to certain real property lease agreements with each of the Beltway Entities, as more fully described below.

Tom Thomas and Peter Thomas each indirectly holds his membership interests in the Beltway Entities through Peter Trust LP, a limited partnership in which Tom Thomas, Peter Thomas, and their siblings are the limited partners and Tom Thomas and Peter Thomas are the managing members of its general partner. Peter Trust LP holds 50% of the membership interests of Thomas & Mack Beltway, LLC, which holds 40% of the membership interests in each of the Beltway Entities other than BBP Warehouse 1, in which it holds a 30% membership interest. As a result, Tom Thomas, Peter Thomas, and their siblings collectively and indirectly hold 20% of the membership interests of each of the Beltway Entities other than BBP Warehouse 1, in which they collectively and indirectly hold a 15% membership interest. In addition, each Beltway Entity is managed by Thomas & Mack Beltway, LLC, where Tom Thomas and Peter Thomas serve as the managing members. In

September 2017, Thomas & Mack Beltway, LLC amended its operating agreement to provide that Tom Thomas will not act or make any decisions on behalf of Thomas & Mack Beltway, LLC with respect to any matter involving Switch, Ltd. or Switch, Inc. Peter Thomas retains the power to act or make any decisions on behalf of Thomas & Mack Beltway, LLC with respect to any matter involving Switch, Ltd. or Switch, Inc.

Switch, Ltd. is a party to certain real property lease agreements with each of the Beltway Entities, including, (i) a Standard Industrial Real Estate Lease, dated August 21, 2007, as amended, which governs the leasing of real property for our LAS VEGAS 7 facility and has a term ending on August 31, 2033, (ii) a Lease Agreement, dated November 4, 2010, as amended, which governs the leasing of office space and has a term that ended in July 2015, (iii) a Lease Agreement, dated April 1, 2011, as amended, which governs the leasing of office space and has a term ending on March 31, 2022, (iv) a Land Lease, dated January 12, 2012, as amended, which governs the leasing of real property for our LAS VEGAS 8 facility and has a term ending on February 5, 2062, (v) a Lease Agreement, dated April 24, 2012, as amended, which governs the leasing of office space and has a term ending on May 14, 2022, (vi) a Standard Industrial Real Estate Lease, dated November 3, 2014, as amended, which governs the leasing of warehouse space and has a term ending on April 30, 2026, (vii) a Land Lease, dated June 21, 2016, as amended, which governs the leasing of real property for our LAS VEGAS 11 facility and has a term ending on June 19, 2066, and (viii) a Land Lease, dated March 13, 2019, as amended, which governs the leasing of real property for our planned LAS VEGAS 14, 15 and 16 facilities and has a term ending on June 2, 2069.

Since January 1, 2014, Switch, Ltd. has made periodic payments under the above agreements to the Beltway Entities, including an aggregate of $9.4 million for the year ended December 31, 2020. We believe the terms of our real property lease agreements with the Beltway Entities are no less favorable to us than those that we could have obtained from an unaffiliated third party.

In May 2020, NV LAS DEC, LLC, a subsidiary of the Company, purchased from Beltway Business Park, L.L.C. approximately two acres of land that is part of the Las Vegas Digital Exchange Campus for $2.5 million.

Compensation of Chief Construction Officer

Teresa Borden, our Chief Construction Officer, is an immediate family member of a director or executive officer. Ms. Borden’s total compensation for 2020 can be found in the Summary Compensation Table above.

Tax Receivable Agreement

In connection with our initial public offering, on October 5, 2017, we entered into a tax receivable agreement (the “Tax Receivable Agreement”) that provides for the payment by us to the Members of Switch, Ltd. of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) increases in our share of the tax basis of the assets of Switch, Ltd. when a Member receives cash or shares of our Class A common stock in connection with a redemption or exchange of Common Units held by such Member for Class A common stock or cash and (ii) certain other tax benefits attributable to payments made under the Tax Receivable Agreement. Switch, Ltd. will have in effect an election under Section 754 of the Code effective for each taxable year in which a redemption or exchange of Common Units for shares of our Class A common stock or cash occurs. These Tax Receivable Agreement payments are not conditioned upon any continued ownership interest in either Switch, Ltd. or us by any Member. The rights of each Member under the Tax Receivable Agreement are assignable to transferees of its Common Units (other than Switch as transferee pursuant to subsequent redemptions (or exchanges) of the transferred Common Units). We expect to benefit from the remaining 15% of tax benefits, if any, that we may actually realize.

The Members under the Tax Receivable Agreement include all of our executive officers, Tom Thomas and Donald D. Snyder (our directors), and each of our other Related Party Stockholders who holds Common Units. As of December 31, 2020, we have recorded a liability under the Tax Receivable Agreement to certain members, including the following executive officers, members of our Board, and beneficial owners of more than 5% of our Class A or Class B common stock at the time of the transaction: $30.2 million owed to Teresa Borden, her spouse, and an affiliated entity of her spouse; $1.6 million owed to Rob Roy and his former spouse; $0.4 million owed to Melissa Young; $9.0 million owed to Tom Thomas; $1.0 million to Donald D. Snyder; $25.3 million to Jeffrey Alan Troesh; $23.5 million to Peter Thomas; and $2.0 million to Dennis Alan Troesh. No amounts were paid under the Tax Receivable Agreement for the year ended December 31, 2020 or for 2021 through the date of this proxy statement.

Switch Operating Agreement

We operate our business through Switch, Ltd. and its subsidiaries. On October 5, 2017, we and the Members entered into the Switch Operating Agreement. Among the Members who are party to the Switch Operating Agreement are each of our NEOs, Tom Thomas and Donald D. Snyder, members of our Board, and each of our other Related Party Stockholders who holds Common Units. The operations of Switch, Ltd., and the rights and obligations of the holders of Common Units, are set forth in the Switch Operating Agreement.

Appointment as Manager. Under the Switch Operating Agreement, we are a member and the manager of Switch, Ltd. As the manager, we are able to control all of the day-to-day business affairs and decision-making of Switch, Ltd. without the approval of any other member, unless otherwise stated in the Switch Operating Agreement. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of Switch, Ltd. and the day-to-day management of Switch, Ltd.’s business. Pursuant to the terms of the Switch Operating Agreement, we cannot be removed as the manager of Switch, Ltd. by the other Members.

Compensation. We are not entitled to compensation for our services as manager. We are entitled to reimbursement by Switch, Ltd. for fees and expenses incurred on behalf of Switch, Ltd., including all expenses associated with maintaining our corporate existence.

Distributions. The Switch Operating Agreement requires “tax distributions,” as that term is defined in the Switch Operating Agreement, to be made by Switch, Ltd. to its “members,” as that term is defined in the Switch Operating Agreement. Tax distributions will be made at least annually to each member of Switch, Ltd., including us, based on such member’s allocable share of the taxable income of Switch, Ltd., if any, and at a tax rate that will be determined by us. For this purpose, the taxable income of Switch, Ltd., and Switch’s allocable share of such taxable income, shall be determined without regard to any tax basis adjustments that result from our deemed or actual purchase of Common Units from the Members (as described above under “— Tax Receivable Agreement”). The tax rate used to determine tax distributions will apply regardless of the actual final tax liability of any such member. Tax distributions will also be made only to the extent all distributions from Switch, Ltd. for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities as calculated in the manner described above. The Switch Operating Agreement also allows for distributions to be made by Switch, Ltd. to its members on a pro rata basis out of “distributable cash,” as that term is defined in the Switch Operating Agreement. We expect Switch, Ltd. may make distributions out of distributable cash periodically to the extent permitted by our agreements governing our indebtedness and necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the Tax Receivable Agreement, as well as to make dividend payments, if any, to the holders of our Class A common stock. No tax distributions have been made under the Switch Operating Agreement.

Common Unit Redemption Right. The Switch Operating Agreement also provides a redemption right to the Members which entitles them to have their Common Units redeemed, at the election of each such person, for, at our option, as determined by or at the direction of the independent directors (within the meaning of the rules of the NYSE) of our Board who are disinterested, newly issued shares of our Class A common stock on a one-to-one basis or a cash payment equal to the five-day average volume weighted average market prices of one share of Class A common stock for each Common Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and similar events affecting the Class A common stock). If we decide to make a cash payment, the Member has the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the redeeming member will surrender its Common Units to Switch, Ltd. for cancellation. Pursuant to the Switch Operating Agreement, during 2020 and 2021, through April 1, we issued an aggregate of 37,560,556 shares of our Class A common stock to certain members, including the following beneficial owners of more than 5% of our Class A or Class B common stock at the time of the transaction, executive officers, and a director: 7,000,000 shares to Jeffrey Alan Troesh, 2,500,000 shares to Peter Thomas, 201,204 shares to Dennis Alan Troesh, 976,365 shares to Rob Roy, 90,000 shares to Melissa Young and 2,500,000 shares to Tom Thomas, upon the exercise by such members of their respective redemption right for an equivalent number of Common Units and cancelled an equivalent number of such members’ Class B common stock. Switch Ltd. also entered into an agreement with Rob Roy during 2020 to repurchase an aggregate of 1,126,020 Common Units upon the exercise by him of his respective redemption right for an equivalent number of Common Units and cancelled an equivalent number of our Class B common stock. We elected to settle such redemption payment in cash for an aggregate amount of $20.0 million.

Maintenance of One-to-One Ratio of Shares of Class A Common Stock and Common Units Owned by Switch. Our Articles of Incorporation and the Switch Operating Agreement require that we and Switch, Ltd., respectively, at all times maintain (i) a ratio of one Common Unit owned by us for each share of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities), (ii) a one-to-one ratio between the number of shares of Class B common stock owned by the Non-Founder Members and the number of Common Units owned by the Non-Founder Members and (iii) a one-to-one ratio between the number of shares of Class C common stock owned by the Founder Members and the number of Common Units owned by the Founder Members.

Transfer Restrictions. The Switch Operating Agreement generally does not permit transfers of Common Units by Members, subject to limited exceptions or written approval of the transfer by the manager. Any transferee of Common Units must execute the Switch Operating Agreement and any other agreements executed by the holders of Common Units and relating to such Common Units in the aggregate.

Dissolution. The Switch Operating Agreement provides that the decision of the manager, with the approval of a majority of the outstanding Common Units will be required to voluntarily dissolve Switch, Ltd. In addition to a voluntary dissolution, Switch, Ltd. will be dissolved upon a change of control transaction under certain circumstances, as well as upon the entry of a decree of judicial dissolution or other circumstances in accordance with Nevada law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay all expenses of winding up Switch, Ltd.; and (ii) second, to pay all debts and liabilities and obligations of Switch, Ltd. All remaining assets of Switch, Ltd. will be distributed to the Members pro-rata in accordance with their respective percentage ownership interests in Switch, Ltd. (as determined based on the number of Common Units held by a member relative to the aggregate number of all outstanding Common Units).

Indemnification and Exculpation. The Switch Operating Agreement provides for indemnification for all expenses, liabilities and losses reasonably incurred by any person by reason of the fact that such person is or was a Member or is or was serving at the request of Switch, Ltd. as the manager, an officer, an employee or an agent of Switch, Ltd., provided, however, that there will be no indemnification for actions made not in good faith or in a manner which the person did not reasonably believe to be in or not opposed to the best interests of Switch, Ltd., or, with respect to any criminal action or proceeding other than by or in the right of Switch, Ltd., where the person had reasonable cause to believe the conduct was unlawful, or for breaches of any representations, warranties or covenants by such person or its affiliates contained in the Switch Operating Agreement or in other agreements with Switch, Ltd.

We, as the manager, and our affiliates, will not be liable to Switch, Ltd., its Members or their affiliates for damages incurred by any acts or omissions as the manager, provided that the acts or omissions of these exculpated persons are not the result of fraud, intentional misconduct, knowing violations of law, or breaches of the Switch Operating Agreement or other agreement with Switch, Ltd.

Amendments. The Switch Operating Agreement may be amended with the consent of the holders of a majority in voting power of the outstanding Common Units; provided that if we, as the manager, hold greater than 33% of the Common Units, then it may be amended with our consent together with holders of a majority of the outstanding Common Units, excluding Common Units held by us. Notwithstanding the foregoing, no amendment to any of the provisions that expressly require the approval or action of certain Members may be made without the consent of such Members and no amendment to the provisions governing the authority and actions of us as the manager or the dissolution of Switch, Ltd. may be amended without our consent.

Registration Rights Agreement

In connection with our initial public offering, we entered into a Registration Rights Agreement with the Members. The Registration Rights Agreement provides Members affiliated with our Chief Executive Officer, Rob Roy, Dennis Troesh or Tom and Peter Thomas, and each of our other Related Party Stockholders who holds Common Units, the right, to require us to register under the Securities Act of 1933, as amended (the “Securities Act”), shares of Class A common stock issuable to them upon redemption or exchange of their Common Units, including on a short-form registration statement, if and when we are eligible to utilize such registration statement. The Registration Rights Agreement also provides for piggyback registration rights for the Members whose registrable securities are subject to limitations on sales under Rule 144 under the Securities Act.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Based solely on a review of the reports that have been filed by or on behalf of such persons in this regard and the written representations from certain of the reporting persons that no other reports were required during the fiscal year ended December 31, 2020, all executive officers, directors and greater than 10% beneficial owners complied with the reporting requirements of Section 16(a), except for the following late reporting of transactions.

Name of Reporting Person	Number of Late Reports	Number of Reportable Transactions
Teresa Borden	1	2

Stockholder Proposals and Nominations

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2022 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act or pursuant to our proxy access provisions must submit the proposal to our Secretary at our offices at 7135 S. Decatur Blvd., Las Vegas, Nevada 89118 not later than December 31, 2021.

Stockholders intending to present a proposal at the 2022 annual meeting of stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2022 annual meeting of stockholders no earlier than the close of business on February 11, 2022 and no later than the close of business on March 13, 2022. The notice must contain the information required by our Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2022 annual meeting of stockholders is more than 30 days before or more than 70 days after June 11, 2022, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2022 annual meeting of stockholders and not later than the close of business on the 90th day prior to the 2022 annual meeting of stockholders or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.

Our Bylaws require that any stockholder nominations for director candidates under our proxy access provisions must be received by us not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the date we first distributed our definitive proxy statement to stockholders for the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date of the preceding year’s annual meeting, notice by the stockholder must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the proxy access notice as described in our Bylaws. Therefore, we must receive notice of such a proposal or nomination for the 2022 annual meeting of stockholders no earlier than the close of business on December 1, 2021 and no later than the close of business on December 31, 2021. In the event that the date of the 2022 annual meeting of stockholders is more than 30 days before or more than 70 days after June 11, 2022, then our Secretary must receive such written notice not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of such meeting is first made by us. Use of the proxy access process to submit stockholder nominees is subject to additional eligibility, procedural and disclosure requirements set forth in our Bylaws.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single copy of the Notice or proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the Notice or proxy statement and annual report, please notify your bank or broker. Stockholders who currently receive multiple copies of the Notice or proxy statement and annual report at their address and would like to request householding of their communications should contact their bank or broker.

If you are a stockholder of record eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice or proxy statement and annual report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice or proxy statement and annual report for your household, please contact our transfer agent, American Stock Transfer & Trust Company (by email: help@astfinancial.com, or by telephone: 1-800-937-5449). If you participate in householding and wish to receive a separate copy of the Notice or proxy statement and annual report, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice or proxy statement and annual report in the future, please contact American Stock Transfer & Trust Company as indicated above.

Available Information

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2020 annual report as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, on the “SEC Filings” section of our website at https://investors.switch.com and at https://www.proxydocs.com/SWCH. A request for a copy of such report should be directed to our Secretary at our offices at 7135 S. Decatur Blvd., Las Vegas, Nevada 89118. A copy of any exhibit to the annual report on Form 10-K for the year ended December 31, 2020 will be forwarded following receipt of a written request to our Secretary.

No Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, the sections of this proxy statement titled “Audit Committee Report” and

“Compensation Committee Report” to the extent permitted by the rules of the SEC will not be deemed incorporated, unless specifically provided otherwise in such filing. In addition, references to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement. Information on our website, other than our proxy statement, Notice of Annual Meeting of Stockholders and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Other Matters

As of the date of this proxy statement, the Board knows of no business, other than that described in this proxy statement, that will be presented for consideration at the Annual Meeting. If any other business comes before the Annual Meeting or any adjournment or postponement thereof, proxy holders may vote their respective proxies at their discretion.

By Order of the Board of Directors
SWITCH, INC.

Thomas Morton
President, Chief Legal Officer and Secretary

Las Vegas, Nevada,

April 30, 2021

Appendix A

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

We define Adjusted EBITDA as net income adjusted for interest expense, interest income, income taxes, depreciation and amortization of property and equipment and for specific and defined supplemental adjustments to exclude (i) non-cash equity-based compensation expense; (ii) equity in net losses of investments; and (iii) certain other items that we believe are not indicative of our core operating performance.

The following table sets forth reconciliations of our net income to Adjusted EBITDA:

	Years Ended December 31,
	2020	2019	2018
	(in thousands)
Net income	$38,375	$31,542	$29,318
Interest expense	29,774	29,236	26,370
Interest income	(156)	(704)	(2,383)
Income tax expense	4,530	2,713	1,943
Depreciation and amortization of property and equipment	142,738	119,945	106,666
Loss on disposal of property and equipment	362	586	1,206
Equity-based compensation	28,733	29,524	35,733
Shareholder-related litigation expense	239	3,302	2,516
Loss on interest rate swaps	23,489	14,917	—
Loss on extinguishment of debt	245	—	—
Equity in net losses of investments	—	—	331

Adjusted EBITDA	$268,329	$231,061	$201,700

A-1

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

P.O. BOX 8016, CARY, NC 27512-9903	INTERNET Go To: www.proxypush.com/SWCH • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote
PHONE Call 1-866-697-7125 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions

MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

Switch, Inc.

Annual Meeting of Stockholders

For Stockholders as of record on April 14, 2021

TIME:	Friday, June 11, 2021 11:00 AM, Pacific Time
PLACE:	1 Superloop Circle, McCarran, Nevada 89434

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Rob Roy, Thomas Morton and Gabe Nacht (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Switch, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Switch, Inc.

Annual Meeting of Stockholders

Please make your marks like this:	Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

          FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS

1.	Election of Directors
		FOR	WITHHOLD
	1.01 Rob Roy	☐	☐		FOR

	1.02 Angela Archon	☐	☐		FOR

	1.03 Liane Pelletier	☐	☐		FOR

	1.04 Zareh Sarrafian	☐	☐		FOR

	1.05 Kim Sheehy	☐	☐		FOR

	1.06 Donald D. Snyder	☐	☐		FOR

	1.07 Tom Thomas	☐	☐		FOR

	1.08 Bryan Wolf	☐	☐		FOR

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of PricewaterhouseCoopers LLP as Switch, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2021	☐	☐	☐	FOR

3.	To vote on an advisory (non-binding) proposal to approve the compensation of the named executive officers	☐	☐	☐	FOR

☐	Check here if you would like to attend the meeting in person.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date